     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998

                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                             PHYSICIANS TRUST, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                             8099                            76-0485118
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)            Identification No.)

                      1300 POST OAK BOULEVARD, SUITE 1800
                              HOUSTON, TEXAS 77056
                                 (713) 622-1818
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ROBERT F. STRANGE, JR.
                             PHYSICIANS TRUST, INC.
                      1300 POST OAK BOULEVARD, SUITE 1800
                              HOUSTON, TEXAS 77056
                                 (713) 622-1818
                              FAX: (713) 622-2227
           (Name, address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices and agent for service)

                                   Copies to:

              ROBERT J. VIGUET, JR.                                MICHAEL P. GALLAGHER
 CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & MARTIN                    PEPPER HAMILTON LLP
          1200 SMITH STREET, SUITE 1400                       1235 WESTLAKES DRIVE, SUITE 400
            HOUSTON, TEXAS 77002-4310                           BERWYN, PENNSYLVANIA 19312
                 (713) 658-1818                                       (610) 640-7807
               FAX: (713) 658-2553                                  FAX: (610) 640-7835

                      ------------------------------------

    Approximate date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

                      ------------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
TITLE OF EACH CLASS OF                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM
  SECURITIES TO BE                          AMOUNT TO        AGGREGATE OFFERING     AGGREGATE OFFERING        AMOUNT OF
     REGISTERED                          BE REGISTERED (1)   PRICE PER SHARE (1)        PRICE (2)(3)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.001 par value                 --                    --                $36,800,000             $10,856
=============================================================================================================================

(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Includes shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(3) Estimated solely for the purpose of calculating the registration fee.
                      ------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 4, 1998

                                4,000,000 SHARES

                         [PHYSICIANS TRUST, INC. LOGO]

                                  COMMON STOCK

     All of the shares of common stock, $.001 par value per share offered hereby (the "Offering") are being sold by Physicians Trust, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be
between $          and $          . For information relating to the factors to
be considered in determining the initial public offering price, see "Underwriting." The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market under the symbol "PHTR."

                            ------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                      OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

============================================================================================================
                                                                        UNDERWRITING
                                                      PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                       PUBLIC          COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share......................................           $                   $                   $
------------------------------------------------------------------------------------------------------------
Total(3).......................................           $                   $                   $
============================================================================================================

(1) The Company will pay to the Underwriters a non-accountable expense allowance equal to 1% of the aggregate offering price, including the overallotment option. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $          payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made at the office of Pennsylvania
Merchant Group in West Conshohocken, Pennsylvania on or about           , 1998.

                            ------------------------

                          PENNSYLVANIA MERCHANT GROUP

                   The date of this Prospectus is

                            DESCRIPTION OF GRAPHICS:
                        MAP OF UNITED STATES INDICATING
                        LOCATIONS OF FOUNDING AFFILIATES
                      AND CORPORATE OFFICE OF THE COMPANY

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the Transactions (as defined below), (ii) assumes the Underwriters' over-allotment option is not exercised and (iii)
assumes an initial public offering price of $          per share.

                                  THE COMPANY

     Physicians Trust, Inc. (the "Company") is a physician practice management company ("PPMC") organized to provide management services to affiliated orthopaedic, neurology, neurosurgery, physical medicine, rheumatology and pain management physician practices (the "Neuro-musculoskeletal Practices"), and also to provide ancillary services to both affiliated and non-affiliated practices. Concurrently with the closing of the Offering, the Company will, in separate transactions (the "Transactions"), affiliate with 14 Neuro-musculoskeletal Practices with an aggregate of 22 physicians in 7 U.S. states, and purchase certain ancillary service businesses, consisting of a 70% equity interest in an outpatient surgery center and substantially all of the assets of a sleep disorders operation (collectively, the "Founding Affiliates"). Through the Transactions, the Company will enter into management services agreements ("Management Services Agreements") with each of the Founding Affiliates and purchase substantially all of the tangible and intangible non-medical assets of the affiliated practices. Had the terms of the Company's Management Services Agreements with the Founding Affiliates been applied to historical operating results of the Founding Affiliates for the year ended December 31, 1997, management services fees for the Company would have been approximately $4,132,000, and the Company's share of earnings before interest, income taxes, depreciation and amortization pursuant to its ownership interest in the ancillary service facilities would have been approximately $1,477,000.

     In general, neuro-musculoskeletal care includes the treatment of conditions related to bones, joints, muscles, connective tissues, the brain and nervous system. The American Medical Association ("AMA") estimates that in 1996 there were approximately 22,500 orthopaedists and orthopaedic surgeons, as well as approximately 11,600 neurologists, 4,900 neurosurgeons, 5,800 physical medicine specialists, 3,500 rheumatologists and 500 pain management physicians in the U.S. The Company believes that health care spending for neuro-musculoskeletal care in the U.S. is rising in excess of the national growth trend in health care spending. According to the Health Care Financing Administration ("HCFA"), total health care expenditures grew from $562 billion in 1988 to $1.04 trillion in 1996, representing an 84% increase. According to studies made by the AMA and the Medical Group Management Association ("MGMA"), neuro-musculoskeletal physician services grew by 109% for the same periods. The Company believes several factors have influenced this increase in expenditures including improvements in medical technology, more active lifestyles and the overall aging of the population.

     According to a 1997 AMA study, 67.3% of all non-institutional physicians practice in groups consisting of less than five physicians. However, the trend towards managed care and cost containment is leading to consolidation among these physicians. In February 1997, the AAOS estimated that approximately 3% to 5% of all orthopaedic practices had affiliated with PPMCs. This shift from private pay to managed care reimbursement has increased the complexity of managing the clinical and administrative aspects of the physicians' practices and has emphasized the necessity for physicians to manage their practices more efficiently, creating incentives among physicians to affiliate with PPMCs.

     The Company's objective is to become a leading neuro-musculoskeletal PPMC in its targeted geographic markets through the following strategies:

Develop Integrated Networks. The Company intends to develop integrated networks or groups consisting of a diverse mix of Neuro-musculoskeletal Practices and complementary ancillary service facilities in each of its target geographic markets in order to maximize cross-referral opportunities, efficiently utilize ancillary service facilities and provide a comprehensive neuro-musculoskeletal disease management option to payors.

Enhance Ancillary Revenue Opportunities. The Company believes that a significant opportunity exists to add value to affiliated physician practices through the addition of ancillary service facilities which service common patients, primarily including outpatient surgery, physical therapy, magnetic resonance imaging ("MRI"), CT Scan, sleep disorders, brain mapping and other electronic diagnostic testing.

Maximize Profitability and Internal Growth Opportunities. The Company will seek to maximize the profitability and internal growth of affiliated practices through increased operating efficiencies, improved billings and collections and additional revenue opportunities.

Focus on Secondary and Niche Markets. The Company intends to pursue a focused geographic strategy based on developing critical mass in selected secondary and niche markets generally characterized by a high concentration of industrial labor and markets with a more favorable reimbursement environment.

Grow through Affiliations with Small- to Mid-Sized Practices. The Company intends to pursue growth through new practice affiliations with attractive practices of all sizes, but with a focus on small- to mid-sized practices consisting of one to five physicians.

     As part of the Transactions, the Company will deliver (i) $21.7 million in cash, (ii) $7.8 million principal amount of subordinated promissory notes, and $4.5 million of promissory notes convertible into shares of Common Stock (collectively, the "Promissory Notes"), (iii) $400,000 worth of shares of Common Stock at the Offering price and (iv) the right to receive 69,000 shares of Common Stock and $10.2 million worth of shares of Common Stock at the Offering price, such shares of Common Stock to be delivered on the first and second anniversaries of the closing of the Offering, respectively. Certain of the Transactions are subject to post-closing adjustments, however, the Company estimates that no further consideration will be payable in connection with such post-closing adjustments. In addition, the Company will assume approximately
$          of liabilities of the Founding Affiliates. The Founding Affiliates
were selected based on a variety of factors, including their competitive and financial strengths, the historical growth of their practices and the potential for future growth in their markets and the applicable regulatory environments.

     The Management Services Agreements have initial terms of 40 years, subject to earlier termination under certain circumstances. Pursuant to the Management Services Agreements, the Company will become the exclusive manager and administrator of all of the non-medical services relating to the operation of the Founding Affiliates. Total fees payable by the Founding Affiliates to the Company under the Management Services Agreements will consist of the sum of (i) operating expense reimbursement (ii) percentage based management services fees and (iii) percentage based ancillary services fees.

     The Company will manage most aspects of the affiliated practices and ancillary services operations other than the provision of medical services and will employ all business personnel at the offices of the affiliated practices and the ancillary service facilities. The Company believes the affiliated practices will benefit from the administrative and management support provided by the Company and that these services will substantially reduce the amount of time the physicians spend on administrative matters, enabling them to dedicate more time to the provision of quality medical services to their patients and promoting growth of their professional practices. Further, management believes that through economies of scale the Company will be able to provide these services at a lower cost than could be obtained by each of the affiliated practices individually.

     The Company was organized in Delaware in November 1995, its corporate offices are located at 1300 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, and its telephone number is (713) 622-1818.

                                  THE OFFERING

Common Stock offered by the Company..........   [          ] shares
Common Stock to be outstanding after this       [          ] shares (1)
  Offering...................................
Use of Proceeds..............................   To pay the cash portion of the purchase price
                                                in connection with the Transactions, loan
                                                funds to an owner of a Founding Affiliate,
                                                repay general indebtedness of the Company and
                                                for general corporate purposes, including
                                                future affiliations and acquisitions and
                                                development of ancillary service facilities.
                                                See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......   PHTR

---------------

(1) Includes           shares of Common Stock to be issued in connection with
    the Transactions and           shares of Common Stock reserved for issuance
    upon the exercise of certain Common Stock warrants, and excludes (i) 1,245,000 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan"), and 255,000 shares of Common Stock available for future issuance thereunder, (ii) 60,000 shares of Common Stock issuable upon the exercise of outstanding options and under the Company's Non-Employee Director Stock Option Plan (the "Non-Employee Director Stock Option Plan"), and 190,000 shares of Common Stock available for future issuance thereunder
    and (iii)           shares of Common Stock reserved for issuance to certain
    Founding Affiliates upon conversion of Promissory Notes delivered by the Company in the Transactions.

                                    RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The following historical information, except for the balance sheet data at December 31, 1995, is derived from the financial statements of the Company included elsewhere in this Prospectus. The 1995 balance sheet data is derived from financial statements not included in this Prospectus. Except as indicated, this information does not reflect the effects of the Transactions or the Offering. For certain information concerning the Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Transactions."

                                  FROM INCEPTION                                                FROM INCEPTION
                                 NOVEMBER 1, 1995                                              NOVEMBER 1, 1995
                                      THROUGH        FOR THE YEAR ENDED   FOR THE YEAR ENDED        THROUGH
                                 DECEMBER 31, 1995   DECEMBER 31, 1996    DECEMBER 31, 1997    DECEMBER 31, 1997
                                 -----------------   ------------------   ------------------   -----------------
Statement of Operations
  Data(1):
  Revenue......................             --                  --                   --                   --
  Costs and expenses:
     Compensation and
       benefits................                          $     182            $     758            $     940
     Compensation expense
       incurred in connection
       with the issuance of
       common stock............                                                      37                   37
     Professional fees.........      $      10                 620                  934                1,564
     Depreciation and
       amortization............                                  4                   19                   23
     Interest expense..........                                 28                  741                  769
     General and administrative
       expenses................                                121                  266                  387
                                     ---------           ---------            ---------            ---------
  Total costs and expenses.....             10                 955                2,755                3,720
                                     ---------           ---------            ---------            ---------
  Net income (loss)............      $     (10)          $    (955)           $  (2,755)           $  (3,720)
                                     =========           =========            =========            =========
  Net income (loss) per share--
     basic and diluted(2)......      $    (.01)          $    (.41)           $    (.82)           $   (1.41)
                                     =========           =========            =========            =========
  Weighted average shares
     outstanding...............      1,643,750           2,327,295            3,352,986            2,638,913
                                     =========           =========            =========            =========

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                                                      1997 AS
                                                      1995     1996       1997      ADJUSTED(3)
                                                      ----     ----       ----      -----------
Balance Sheet Data:
  Working capital (deficit).......................    $ (8)   $(1,052)   $(1,593)
  Total assets....................................      51        529      3,254
  Short-term debt, net(4).........................      50        782      1,737
  Long-term debt, net.............................      --         --         --
  Stockholders' equity (deficit)..................      (8)      (838)      (218)

---------------

(1) The Company has been engaged in developmental activities, but has generated no revenue to date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Transactions."

(2) Net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Substantial options and warrants are outstanding at minimal exercise prices, the effects of which are anti-dilutive given the Company's losses, and therefore basic and diluted net loss per share are equal.

(3)  As adjusted gives effect to the Transactions, the sale of           million
     shares of Common Stock offered by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(4) Net of unamortized warrant discounts of $3,068 and $124 as of December 31, 1997 and 1996, respectively.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. Prospective investors should carefully consider the following factors, as well as the other information contained in the Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including, but not limited to, the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

     The Company was organized in November 1995 and has been engaged in developmental activities, but has generated no revenue to date. Since inception, the Company has suffered recurring losses from operations. The Company has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern, assuming that the Company does not successfully complete the Offering. The Company's Report of Independent Accountants includes a qualification to such extent. The Company has entered into agreements to acquire substantially all the non-medical assets of, or an equity interest in, as applicable, the Founding Affiliates concurrently with the Closing of the Offering. In connection with the consummation of the Transactions, the Company is entering into agreements to provide management services to the Founding Affiliates for initial terms of 40 years (subject to early termination by either party for "cause," which includes bankruptcy of the other party or a material default of such party which continues for 60 days after notice without cure). Prior to the Offering, the Founding Affiliates were not under common control or management and have operated as separate, independent entities. The Company may experience delays, complications and expenses in implementing, integrating, managing and/or operating such Founding Affiliates, and there can be no assurance that the process of integrating the management and administrative functions of the Founding Affiliates will be successful or that the Company's management group will be able to manage these operations effectively or profitably and successfully implement the Company's operating or growth strategies. Failure by the Company to successfully implement its operating and growth strategies would have a material adverse effect on the Company's business, financial condition and results of operations. Finally, there can be no assurance that the Transactions will not result in a loss of patients or revenue previously associated with the Founding Affiliates or other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Business Strategy" and "--Exclusive Management Services Agreement."

DEPENDENCE ON AFFILIATED PRACTICES AND PHYSICIANS

     The Company's operations will be dependent initially upon the success of the Founding Affiliates and ultimately upon the success of all affiliated practices and related ancillary services. The Company expects to receive fees for services provided to affiliated practices under the Management Services Agreements, but will not employ physicians or control or own the affiliated practices giving rise to such revenue. The Management Services Agreements have 40-year terms but are subject to early termination by either party for "cause," which includes bankruptcy of one of the parties or a material default of such party which continues for 60 days after notice without cure. The growth and profitability of the affiliated practices, as well as the performance of the individual physicians employed by the affiliated practices, will affect the Company's profitability. There can be no assurance that the affiliated practices will maintain successful practices, that Management Services Agreements will not be terminated or that any of the physicians in a particular affiliated practice will continue to be employed by such practice. Termination of such Management Services Agreements or affiliation could have a material adverse effect on the Company's business, financial condition and results of operations.

     Some of the affiliated practices may derive a significant portion of their revenue from a limited number of physicians. Particularly because none of the physicians in the affiliated practices will have previously entered into management services arrangements similar to those embodied in the Transaction Documents, there can be no assurance that the Company or the affiliated practices will maintain cooperative relationships with such physicians. Furthermore, the failure by an affiliated practice to employ a sufficient number of physicians (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that key members of an affiliated practice will not retire, become disabled or otherwise become unable or unwilling to continue practicing their profession with an affiliated practice. The loss by an affiliated practice of one or more key members could have a material adverse effect on the revenue of such affiliated practice and the related ancillary services and, thus, on the Company.

RISKS ASSOCIATED WITH GROWTH STRATEGY

     The Company intends to grow through enhancing the productivity of affiliated physician practices, affiliating with additional physician practices and developing related ancillary services. The success of the Company's growth strategy will depend on a number of factors, including the Company's ability to
(i) identify suitable and willing candidates to become affiliated practices, and develop these practices into integrated networks or groups, (ii) affiliate with attractive practices on favorable terms, (iii) develop related ancillary services, (iv) adapt the Company's structure to comply with present or future legal requirements affecting the Company's arrangements with affiliated practices and comply with regulatory and licensing requirements applicable to physicians and facilities operated and services offered by physicians, (v) obtain suitable financing to facilitate its growth program and (vi) expand the Company's infrastructure and management to accommodate growth. Identifying physician practices with which to affiliate and proposing, negotiating and implementing economically feasible affiliations with such practices can be a lengthy, complex and costly process. The Company anticipates facing substantial competition from other companies to establish affiliations with additional Neuro-musculoskeletal Practices. A shortage of available physicians with the skills and experience sought by the Company would have a material adverse effect on the Company's expansion opportunities. There can be no assurance that the Company's growth strategy will be successful, that modifications to the Company's strategy will not be required, that the Company will be able to effectively manage and enhance the profitability of additional affiliated practices or that the Company will be able to obtain adequate financing on reasonable terms to support its growth program. In addition, there can be no assurance that the Company will be able to successfully integrate additional affiliated practices into its existing operations, or that such integration and the measures taken to achieve practice growth will not result in the loss of a significant number of patients by the applicable affiliated practices after the completion of the relevant transactions or other unanticipated adverse consequences. The Company's results will be materially adversely affected if it is unable to implement its growth strategy successfully or to manage growth effectively. See "--Immediate and Substantial Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

RISKS ASSOCIATED WITH ANCILLARY SERVICE FACILITIES

     To date, the Company has not owned or operated any ancillary service facilities. The Company is unable to predict whether it will be able to obtain the critical mass in any particular market needed to establish ancillary service facilities and, if so, whether the Company and/or the affiliated practices will be able to consistently minimize costs and maintain a sufficient volume of patient visits to the ancillary service facilities for such facilities to be profitable. Moreover, such facilities must be structured and operated to comply with various federal and state laws. Future judicial or regulatory interpretation could adversely affect such operations. See "Business--Government Regulation" and "--Healthcare Regulation."

LIMITED CAPITAL; NEED FOR ADDITIONAL FINANCING

     The Company's growth strategy will require substantial capital resources. Capital is needed not only for future affiliations with additional affiliated practices and ancillary service facilities, but also for the effective integration, operation and expansion of the affiliated practices. In addition, the $12.3 million principal balances of the Promissory Notes issued in the Transactions are payable after the closing of the Offering as follows: (i) $441,000 in year 1, (ii) $4,504,000 in year 2, (iii) $2,649,000 in year 3, (iv)
$2,517,000 in year 4 and (v) $2,212,000 in year 5. Furthermore, the affiliated practices may from time to time require capital for renovation and expansion and for the addition of equipment and technology. The Management Services Agreements provide for advances by the Company to the affiliated practices for working capital requirements and other purposes, including capital expenditures. The extent to which the Company will be able or willing to use shares of Common Stock to consummate affiliations or provide future financing will depend on its market value from time to time and the willingness of owners of potential affiliated practices to accept Common Stock as full or partial payment for affiliation consideration. Using shares of Common Stock for these purposes may result in significant dilution to then-existing stockholders. The Company will require additional capital from outside financing sources in order to continue its growth program. Although the Company currently believes it will be able to secure additional financing, there can be no assurance that the Company will be able to obtain additional funds when needed on satisfactory terms or at all. Any limitation on the Company's ability to obtain additional financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Immediate and Substantial Dilution," "No Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

     In connection with the closing of the Affiliations, the Company will pay, out of the net proceeds from the Offering, an aggregate of approximately $1,176,000 to officers and directors of the Company, and $21.7 million to the physician-owners of the Founding Affiliates, including, (i) approximately $1,810,000 to Richard A. Silver, M.D. and $521,000 to Charles C. Wells, Jr., M.D. (each of whom will become a member of the Board of Directors of the Company upon consummation of the Offering) and (ii) approximately $2,517,000 in connection with the purchase of certain accounts receivable from the Founding Affiliates. In addition, the Company will make a $1,250,000 loan to Christopher Cenac, M.D., a physician owner of a Founding Affiliate. See "Use of Proceeds" and "Certain Transactions."

DEPENDENCE ON IMPLEMENTATION AND INTEGRATION OF MANAGEMENT INFORMATION SYSTEMS

     The Company's success is largely dependent upon its ability to implement new management information systems and to integrate these systems into the existing operational, financial and clinical information systems of the affiliated practices and related ancillary service facilities. In addition to their integral role in helping the affiliated practices and ancillary service facilities manage operating efficiencies, these systems are critical to negotiating, pricing and monitoring managed care contracts. Furthermore, the management information systems will be critical to the Company's ability (i) to comply with the tax and reimbursement regulations of each state in which the Company operates and (ii) prepare accurate and timely periodic financial reports required for public companies. The Company will need to continue to invest in and administer sophisticated management information systems to support these activities. These systems may require modifications, improvements or replacements as the Company expands or if new technologies become available, which may require substantial expenditures and cause interruptions in operations during periods of implementation. Furthermore, some of the affiliated practice's existing systems are not year 2000 compliant. The failure to successfully implement and maintain operational, financial and clinical information systems which are also year 2000 compliant would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services and Operations--Management Information Systems."

CHANGES IN PAYMENT FOR MEDICAL SERVICES

     Cost Containment. Management of the Company estimates that a significant portion of the revenue of the affiliated practices may be derived from government sponsored health care programs (principally, the Medicare and Medicaid programs). The health care industry is experiencing a trend toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with medical service providers. The Company believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for such medical service providers. Further reductions in payments to physicians or other changes in reimbursement for health care services could have an adverse effect on the Company's operations, unless the Company is otherwise able to offset such payment reductions.

     Reimbursement Rates. Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established health care provider and hospital charges and are generally higher than Medicare payment rates. A change in the patient mix of any affiliated practice or ancillary service facility that results in a decrease in patients covered by private insurance could have a material adverse effect on the revenue of such affiliated practice or ancillary service facility and, as a result, on the Company.

POTENTIAL RISKS OF MANAGED CARE

     In recent years, an increasing percentage of patients have entered into health care coverage contracts with managed care payors. The Company believes that its success will be dependent upon its ability to negotiate contracts on behalf of the affiliated practices and related ancillary service facilities with managed care payors, health maintenance organizations ("HMOs"), employer groups and other private third party payors. Many such managed care or other third party payors already have existing provider structures in place and may not be able or willing to change their provider networks. In addition, managed care and third party payors have established primary care providers who often have considerable discretion over who delivers various medical services. The inability of the Company to establish or maintain arrangements on behalf of the affiliated practices or ancillary service facilities with managed care or other third party providers could have a material adverse effect on the Company.

     In certain instances, the Company may seek to negotiate on behalf of regional neuro-musculoskeletal care networks consisting of affiliated practices and other physicians or group practices willing to permit the Company to negotiate on their behalf with respect to a particular third party payor. The Company anticipates that, in the future, the payor contracts entered into on behalf of the affiliated practices or ancillary service facilities may include contracts based on capitated fee arrangements. Under some of these contracts, the affiliated practices or ancillary service facilities may agree either to accept a predetermined dollar amount per member, per month, in exchange for undertaking to provide all covered services to patients. The affiliated practices or ancillary service facilities bear the risk, generally subject to certain loss limits, that the aggregate costs of providing medical services will exceed the premiums received. Some agreements may also contain "shared risk" provisions under which affiliated physicians or ancillary service facilities may earn additional compensation based on utilization control of institutional, ancillary and other services by patients. Through the fee determination provisions of the Company's Management Services Agreements, the Company's revenue may be adversely affected in connection with these "shared risks" provisions. To the extent that patients or enrollees covered by these contracts require more frequent or, in certain instances, more extensive care than anticipated, there could be a material adverse effect on an affiliated practice or ancillary service facilities and, therefore, on the Company. Any material reduction or elimination of earnings to the affiliated practices or ancillary service facilities under these fee arrangements could have a material adverse effect on the Company. See "Business--Services and Operations," "--Managed Care" and "--Government Regulation."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part on the continued service of its senior management, including Robert F. Strange, Jr., Chairman of the Board of Directors and Chief Executive Officer, and Terence D. Jung, President and Chief Operating Officer, and other key personnel. The Company has entered into employment agreements with each of Messrs. Strange and Jung with initial terms of five years and three years, respectively. Loss of services of those employees, however, and other key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The success of the Company's growth strategy will also depend on the Company's ability to attract and retain additional high quality personnel. See "Business--Employees" and "Management."

HEALTH CARE REGULATION

     Potential Adverse Consequences of Government Regulation. The delivery of neuro-musculoskeletal services and health care generally are subject to extensive federal and state regulation. The Company believes that its operations are and will be conducted in material compliance with applicable laws. However, the Company has not received or applied for an opinion from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations to date have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of the Company's operations by federal or state judicial or regulatory authorities will not result in a determination that the Company or one or more of its affiliated practices or ancillary service facilities have violated one or more provisions of federal or state health care law. Any such determination could have a material adverse effect on the Company.

     The fraud and abuse provisions of the Social Security Act and anti-kickback laws and regulations adopted by many states prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement to, certain referrals of patients, items or services. Provisions of the Social Security Act impose significant penalties for false or improper billings for services reimbursable by Medicare, Medicaid or other federally-funded programs. In addition, the Stark amendments to the Social Security Act impose specific restrictions on physicians' referrals for designated health services reimbursable by Medicare, Medicaid or other federally-funded programs to entities with which the physicians have financial relationships. The federal government has also recently extended its statutory prohibitions to include the relationship between health care providers and any health care benefit programs, including non-governmental health care programs (such as HMOs or standard indemnity insurance).

     Violations of any of these laws may result in substantial civil or criminal penalties, including large civil monetary penalties and, in the case of violations of certain federal laws, exclusion from participation in the Medicare, Medicaid or other federally-funded programs. Such exclusion and penalties, if applied to the Company, the affiliated practices or ancillary service facilities, would have a material adverse effect on the Company.

     The laws of many states prohibit business corporations, such as the Company, from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting fees with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Violations of these laws could result in censure or the revocation of the license of affiliated physicians or ancillary service facilities, civil or criminal penalties, including large civil monetary penalties, or other sanctions. In addition, a determination in any state that the Company is engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any Management Services Agreement between the Company and an affiliated practice or ancillary service facilities located in such state unenforceable or subject to modification or termination by the affiliated practice or ancillary service facilities, each of which could have a material adverse effect on the Company.

     Expansion of the Company's operations into certain jurisdictions may require modification of the Company's form of relationship with its affiliated practices or ancillary service facilities, which could have a material adverse effect on the Company. Furthermore, the Company's ability to expand into, or to continue to operate within, certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework or to obtain necessary approvals, licenses and permits. Any such limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business--Government Regulation."

     Future Health Care Reform. In addition to extensive existing government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare and Medicaid patients, regulation of entities that provide managed care and additional prohibitions on ownership by health care providers, directly or indirectly, of facilities to which they refer patients. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislators or third party payors may take in anticipation of or in response to any health care reform proposals or legislation. Aspects of certain of these health care proposals, if adopted, could have a material adverse effect on the Company. See "Business--Government Regulation."

RISKS RELATED TO MANAGEMENT SERVICES AGREEMENTS

     As a result of the Transactions, approximately $          million of the
Management Services Agreements will be recorded on the Company's balance sheet as of the closing of the Offering. Affiliations that result in the capitalization of future management services agreements will cause amortization expense to increase further. Although the Company's net unamortized balance of its management services agreements acquired and anticipated to be acquired was not considered to be impaired as of the closing of the Offering, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized management services agreements, which could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The Company anticipates facing substantial competition from other companies to establish affiliations with additional Neuro-musculoskeletal Practices and develop ancillary services. Several companies with established operating histories and greater financial and other resources than the Company, including other PPMCs, some hospitals, clinics and HMOs are pursuing activities similar to those of the Company. Additional companies with similar objectives may enter the Company's markets and compete with the Company. In addition, there is significant competition for the affiliation with Neuro-musculoskeletal Practices, and such competition may limit the availability of suitable practices with which the Company may be able to affiliate. The business of providing medical services is highly competitive in each market in which the Company will operate. Each of the affiliated practices faces local competition from other physicians, some of whom have more established practices, and greater financial or other resources. The Company's strategy includes the development of ancillary service facilities. Pursuit of this strategy will subject the Company to competition with other providers of such facilities, some of which will have greater financial or other resources and experience than the Company. There can be no assurance that the Company or the affiliated practices or ancillary service facilities will be able to compete effectively with their respective competitors, that additional competitors will not enter the market or that this competition will not make it more difficult and costly to acquire the assets of, and provide management services to, Neuro-musculoskeletal Practices on terms beneficial to the Company. See "Business--Competition."

RISKS INHERENT IN THE PROVISION OF MEDICAL SERVICES; ADEQUACY OF INSURANCE

     Providing health care services involves potential claims of medical malpractice and similar claims. The Company does not, itself, engage in the practice of medicine or have responsibility for compliance with regulatory requirements directly applicable to physicians. The terms of the Management Services Agreements require affiliated physicians performing medical services to maintain medical malpractice insurance within limits to be jointly agreed upon by the Company and the affiliated practices or ancillary service facilities. This insurance is expected to provide insurance coverage, subject to policy limits, if the Company is held liable as a co-defendant in a lawsuit for professional malpractice. Nonetheless, malpractice claims may be asserted against the Company if services or procedures performed at one of the affiliated practices or ancillary service facilities are alleged to have resulted in injury or other adverse effects. Although the Company has obtained liability insurance that will be effective concurrently with the Closing of the Offering that it believes will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of the Company's insurance and could have a material adverse effect on the Company's business, financial condition or operating results. Moreover, a malpractice claim asserted against the Company could be costly to defend, could consume significant management resources and could adversely affect the Company's reputation and business, regardless of the merit or eventual outcome of the claim. In addition, there can be no assurance that the Company will be able to obtain insurance on commercially reasonable terms in the future or that any insurance will provide adequate coverage against potential claims. See "Business--Insurance."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of the Common Stock in the public market following the Offering. After giving effect to the Transactions and the shares of Common Stock offered hereby, the Company will have outstanding
          shares of Common Stock. Of these shares,           shares (
shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates," as that term is defined under the Securities Act, of the Company. The remaining shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Not included in the above are shares which have been reserved to be issued to the owners of the Founding
Affiliates           of which will be issued on the consummation of the
Offering, and 69,000 and           of which will be issued on the first and
second anniversaries of the consummation of the Offering, respectively. Upon issuance, these shares will not be restricted securities under Rule 144. In connection with the Transactions, the Company has agreed to grant the former stockholders of the Founding Affiliates certain registration rights with respect to the Common Stock to be issued to such stockholders in the Transactions. If the Company proposes to file a registration statement with the SEC to register shares of its Common Stock (other than in connection with the Offering), it must notify such stockholders of such proposed registration, and give them the opportunity to include their shares of Common Stock in the registration, subject to certain conditions. The stockholders can participate in only such registrations by the Company which occur between years two through five of the anniversary of the closing of this Offering, and the Company is not obligated to register any shares of Common Stock which are eligible to be sold pursuant to Rule 144(k) of the Securities Act (or any successor provision with substantially the same effect). The Company is also obligated to pay all costs associated with the registration of the Common Stock, except for the fees and expenses of legal counsel for such stockholders.

     The Company has outstanding warrants to purchase up to a total of
approximately           shares of Common Stock which become exercisable upon
consummation of the Offering. Pursuant to the terms of its outstanding warrants, if the Company proposes at any time to register any of its Common Stock under the Securities Act (other than in connection with the Offering), it must also give timely notice to the holders of the warrants of its intention to do so. The holders then have the option to join their shares of Common Stock (after exercise of the warrants) in the public offering, subject to certain conditions. The Company is not obligated to register shares freely tradeable under Rule 144(k) of the Securities Act or any successor provision, but will bear all normal and customary expenses related to such registration.

     In addition to Common Stock issued in connection with the Offering and the Transactions, stockholders of the Company currently hold 3,460,000 shares of Common Stock in the aggregate. Such shares are not being offered or sold pursuant to this Prospectus, and were issued or sold in transactions exempt from registration under the Securities Act, and may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration. After the Closing of the Offering, stockholders holding 300,000 of such shares, including 30,000 shares held by Robert F. Strange, Jr. and 25,000 shares held by Raymond P. Landry (both of whom are directors of the Company), have the right to (i) demand that the Company register their shares of Common Stock under the Securities Act or (ii) participate in a future registration of shares of Common Stock by the Company. These stockholders, along with the Company, its officers and directors and certain other security holders have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible or exchangeable or exercisable for any shares of Common Stock, without the prior written consent of Pennsylvania Merchant Group for a period of 180 days after the date of this Prospectus (the "lock-up period"), except (i) issuances of unregistered Common Stock by the Company in connection with affiliation with physician practices, physicians and ancillary service providers (although persons receiving such shares would be subject to such restrictions for the remainder of the lock-up period), (ii) issuances of Common Stock by the Company pursuant to the exercise of employee stock options outstanding on the date of this Prospectus or (iii) issuances of Common Stock by the Company upon the exercise of certain Common Stock warrants.

     Prior to the consummation of the Offering, the Company will have outstanding under its 1996 Stock Option Plan options to purchase approximately 1,245,000 shares of Common Stock, and options to purchase 60,000 shares under its Non-Employee Directors Stock Option Plan. The Company intends to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission") to register the shares issuable pursuant to the plans under the Securities Act. After that registration statement becomes effective, the shares registered thereby generally will on issuance be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company. See "Management--1996 Stock Option Plan," "--Non-Employee Director Stock Option Plan" and "Shares Eligible for Future Sale."

DEPENDENCE ON TRANSACTION DOCUMENTS

     To effect the Company's affiliation with the Founding Affiliates, a Master Transaction Agreement or similar affiliation agreement by and between the Founding Affiliates and the Company has been agreed upon and signed which provides that the parties will enter into the following agreements concurrently with the Closing of the Offering (collectively, the "Transaction Documents"):
(i) Management Services Agreements by and between the Founding Affiliate and the Company, (ii) Physician Employment Agreements by and between a new physician practice or group practice organized as a professional corporation or limited liability company and each owner of an affiliated practice, (iii) Asset Purchase Agreements between the Company and the Founding Affiliates and (iv) Operating Agreements between the affiliated practices and the physicians. The consummation of the affiliations with the Founding Affiliates and the subsequent viability of the Company are dependent on the continuing enforceability of the Transaction Documents. While the Company has attempted to structure the Transaction Documents in accordance with applicable state and federal law, there can be no assurance that the enforceability of the Transaction Documents will not be successfully challenged. See "--Health Care Regulation" and "Business-Exclusive Management Services Agreement" and "--Physician Employment Agreements" and "--Government Regulation."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation, as amended, provides for a classified Board of Directors. This provision may inhibit or delay a change in control of the Company on terms which stockholders might find attractive. In addition, the Company's Restated Certificate of Incorporation provides for "blank check" preferred stock, which may be issued without stockholder approval. The ability of the Company to issue shares of such preferred stock, without further stockholder approval, may also inhibit a change in control of the Company on terms which stockholders might find attractive. See "Description of Capital Stock." The Restated Certificate of Incorporation also requires that certain business combinations and reorganizations affecting the Company be approved by at least (i) seventy-five (75%) of the stockholders of the Company entitled to vote thereon, (ii) at least a majority of the shares entitled to vote thereon, not including shares deemed beneficially owned by certain related persons, including any person, who together with "affiliates" and "associates" of such person, as defined in the Delaware General Corporation Law, beneficially owns 10% or more of the outstanding shares of Common Stock of the Company and (iii) two-thirds vote of the board of directors of the Company, excluding any directors affiliated with such persons. These provisions may also inhibit a change in control of the Company on terms which stockholders might find attractive.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market does develop, that it will continue after the Offering. The initial public offering price of the Common Stock, which has been determined through negotiations between the Company and the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. The factors considered in making such determination included the prevailing market conditions, the financial condition and operating history of the Company and the Founding Affiliates, their prospects and the prospects for the health care industry in general, the management of the Company and the market price of securities for companies in businesses similar to that of the Company. The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's common stock. The market prices for securities of PPMCs have in the past been, and can in the future be expected to be, particularly volatile. The market price of the Common

Stock may be subject to volatility from quarter to quarter depending on announcements regarding the affiliated practices or ancillary service facilities, acquisitions by the Company or its competitors, government regulations, developments or disputes concerning proprietary rights, changes in reimbursement levels, changes in health care policy in the United States and internationally, the issuance of stock market analyst reports and recommendations, and economic and other external factors, as well as operating results of the Company and fluctuations in the Company's financial results. See "--Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

FLUCTUATIONS IN OPERATING RESULTS

     The Company's results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations with physician practices, timing of capital expenditures, seasonal fluctuations in the demand for medical services, development of ancillary services, implementation and integration of management information systems and other competitive factors. Accordingly, quarterly comparisons of the Company's revenue and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for any future quarter or for the year in question. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their
shares of Common Stock in the amount of $          per share (after giving
effect to underwriting discounts and commissions and estimated offering expenses). In the event the Company issues additional Common Stock in the future, including shares of Common Stock that may be issued in connection with future affiliations, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company. See "Dilution."

NO DIVIDENDS

     The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company's anticipated credit facility will most likely prohibit the payment of any dividends without written approval from the lender. See "Dividend Policy."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the consummation of the Transactions and the Offering, the Company's executive officers and directors will beneficially own approximately
     % of the outstanding shares of Common Stock, representing      % of all
shares of Common Stock currently outstanding. These stockholders, if acting in concert, may be able to exercise substantial influence over the Company's affairs. See "Security Ownership of Certain Beneficial Owners and Management."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $
million (approximately $          million if the Underwriters' over-allotment
option is exercised in full).

     The Company intends to use these net proceeds (i) to pay approximately $21.7 million for the cash portion of the consideration for the Transactions,
(ii) to pay approximately $5.1 million for principal and accrued interest on certain promissory notes issued by the Company as part of its interim financing, including approximately $990,000 to certain directors and officers of the Company, (iii) to pay approximately $186,000 in deferred compensation to certain officers of the Company and (iv) to loan approximately $1.25 million at an interest rate of 7% to Christopher Cenac, M.D., the owner of Bone & Joint Surgical Clinic, a Founding Affiliate. The remaining net proceeds will be used for general corporate purposes, which are expected to include future affiliations with physician practices, development of ancillary service facilities and future capital expenditures. Other than with respect to the Transactions, the Company currently has no agreement or understanding with respect to any future physician practice affiliations. Pending such uses, the net proceeds will be invested in short-term, interest bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Certain Transactions."

     The indebtedness under the Company's promissory notes to be repaid with the proceeds of the Offering bear interest at 12% per annum and would otherwise mature at various dates through December 31, 1998. Proceeds of the promissory notes were used for general working capital requirements of the Company, to pay expenses in connection with the Transactions and the Offering and to purchase and install management information systems.

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future physician practice affiliations and development of ancillary services, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law and restrictions that may be imposed by the Company's future financing arrangements.

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1997 was
approximately $          or approximately $   .   per share of Common Stock. The
pro forma net tangible book value per share of Common Stock represents the amount by which the Company's pro forma net worth divided by the number of shares of Common Stock to be outstanding after giving effect to the Transactions. After giving effect to (i) the Transactions and (ii) the sale by
the Company of           shares of Common Stock offered hereby, and after
deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at
December 31, 1997 would have been approximately $          , or approximately
$   .   per share. This represents an immediate increase in pro forma net
tangible book value of approximately $   .   per share to existing stockholders
and an immediate dilution of approximately $   .   per share to new investors
purchasing the shares of Common Stock in the Offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share(1)..........               $
  Historical net tangible book value per share before
     Offering...............................................    $
  Increase due to Transactions, but before the Offering.....
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
Pro forma net tangible book value per share after
  Offering..................................................
Dilution per share to new investor(s).......................               $

---------------

(1) Before deducting estimated underwriting discounts and estimated expenses of the Offering payable by the Company.

     The calculation of pro forma net tangible book value per share assumes no exercise of outstanding options or warrants. As of the date of this Offering, shares of Common Stock were subject to outstanding options, at a
weighted average exercise price of $          per share. In addition, as of the
date of this Offering, warrants to purchase           shares of Common Stock
were outstanding with a weighted average exercise price of $          per share.
If the options and the warrants were exercised in full, there would be further dilution to new investors resulting in a reduction of pro forma net tangible
book value per share of          . See "Management--Executive Compensation" and
"Description of Capital Stock--Warrants and Options."

     The following table sets forth, on a pro forma basis to give effect to the Transactions as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders, owners of the Founding Affiliates and the new investors purchasing shares of Common Stock from the Company in this Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                                                SHARES PURCHASED   TOTAL CONSIDERATION
                                                ----------------   --------------------   AVERAGE PRICE
                                                NUMBER   PERCENT    AMOUNT     PERCENT      PER SHARE
                                                ------   -------   --------   ---------   -------------
Existing stockholders........................
Founding Affiliates..........................
New Investors................................
  Total......................................

                                 CAPITALIZATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth the long-term debt and the total capitalization of the Company (i) as of December 31, 1997 and (ii) on a pro forma adjusted basis to reflect the Transactions, the sale by the Company of shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto.

                                                                  AS OF DECEMBER 31, 1997
                                                                ----------------------------
                                                                HISTORICAL    AS ADJUSTED(1)
                                                                ----------    --------------
Short-term debt, net of unamortized warrant discounts of
  $3,068:...................................................     $ 1,737         $
                                                                 =======         =======
Long-term debt:
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 2,000,000 shares
     authorized; no shares issued and outstanding...........          --              --
  Common stock, $.001 par value, 30,000,000 shares
     authorized, 3,460,000 shares issued and outstanding and
               shares issued and outstanding as
     adjusted(2)............................................           3              --
  Common stock, $001 par value, to be issued to affiliated
     physicians at specified future dates,           shares
     as adjusted
Additional paid-in capital..................................          64              --
Common Stock Warrants.......................................       3,435
Accumulated deficit.........................................      (3,720)             --
                                                                 -------         -------
     Total stockholders' equity (deficit)...................        (218)
                                                                 -------
Total capitalization........................................     $  (218)        $
                                                                 =======         =======

---------------

(1) Gives effect to the sale of           million shares of Common Stock offered
    by the Company at an assumed initial public offering price of $          per
    share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(2) Includes           shares of Common Stock reserved for issuance upon the
    exercise of certain Common Stock warrants, but does not include (i) 1,245,000 shares of Common Stock issuable upon the exercise of options outstanding under the Company's 1996 Stock Option Plan, and 255,000 shares of Common Stock available for issuance thereunder and (ii) 60,000 shares of Common Stock issuable upon the exercise of outstanding options and under the Company's Non-Employee Director Stock Option Plan, and 190,000 shares of
    Common Stock available for issuance thereunder and (iii)           shares of
    Common Stock reserved for issuance to certain Founding Affiliates upon conversion of Promissory Notes delivered by the Company in the Transactions.

                            SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The following historical information, except for the balance sheet data at December 31, 1995, is derived from the financial statements of the Company included elsewhere in this Prospectus. The 1995 balance sheet data is derived from financial statements not included in this Prospectus. Except as indicated, this information does not reflect the effects of the Transactions or the Offering.

                                 FROM INCEPTION                                                FROM INCEPTION
                                NOVEMBER 1, 1995                                              NOVEMBER 1, 1995
                                     THROUGH        FOR THE YEAR ENDED   FOR THE YEAR ENDED        THROUGH
                                DECEMBER 31, 1995   DECEMBER 31, 1996    DECEMBER 31, 1997    DECEMBER 31, 1997
                                -----------------   ------------------   ------------------   -----------------
Statement of Operations
  Data(1):
  Revenue.....................             --                   --                   --
  Costs and expenses:
     Compensation and
       benefits...............                          $      182           $      758          $      940
     Compensation expense
       incurred in connection
       with the issuance of
       common stock...........                                                       37                  37
     Professional fees........     $       10                  620                  934               1,564
     Depreciation and
       amortization...........                                   4                   19                  23
     Interest expense.........                                  28                  741                 769
     General and
       administrative
       expenses...............                                 121                  266                 387
                                   ----------           ----------           ----------          ----------
  Total costs and expenses....             10                  955                2,755               3,720
                                   ----------           ----------           ----------          ----------
  Net income (loss)...........     $      (10)          $     (955)          $   (2,755)         $   (3,720)
                                   ==========           ==========           ==========          ==========
  Net income (loss) per
     share--Basic and
     Diluted(2)...............     $     (.01)          $     (.41)          $     (.82)         $    (1.41)
                                   ==========           ==========           ==========          ==========
  Weighted average shares
     outstanding..............      1,643,750            2,327,295            3,352,986           2,638,913
                                   ==========           ==========           ==========          ==========

                                                                     DECEMBER 31,
                                                       -----------------------------------------
                                                                                       1997 AS
                                                       1995     1996       1997      ADJUSTED(3)
                                                       ----     ----       ----      -----------
Balance Sheet Data:
  Cash and cash equivalents........................    $51     $   311    $ 1,842
  Working capital (deficit)........................     (8)     (1,052)    (1,593)
  Total assets.....................................     51         529      3,254
  Short-term debt, net(4)..........................     50         782      1,737
  Long-term debt, net..............................     --          --         --
  Stockholders' equity (deficit)...................     (8)       (838)      (218)

---------------

(1) The Company has been engaged in developmental activities, but has generated no revenue to date.

(2) Net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Substantial options and warrants are outstanding at minimal exercise prices, the effects of which are anti-dilutive given the Company's losses, and therefore basic and diluted net loss per share are equal.

(3) As adjusted gives effect to the Transactions, the sale of           million
    shares of Common Stock offered by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(4) Net of unamortized warrant discounts of $3,068 and $124 as of December 31, 1997 and 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only forecasts, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. The following should be read in conjunction with the Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company will acquire, in connection with the Transactions, substantially all of the non-medical assets and liabilities of, and enter into Management Services Agreements with, the Founding Affiliates. Through those Management Services Agreements, the Company will provide practice management services to the Founding Affiliates in return for management services fees.

     The Company's affiliation transactions will be accomplished under individually negotiated terms of multiple agreements, primarily a Management Services Agreement and Asset Purchase Agreement between the Company and the Founding Affiliates. Based upon an independent valuation, consideration paid by the Company in the form of Common Stock will be discounted for financial reporting purposes 25% and 40%, respectively, for such shares delivered on the first and second anniversaries of the closing of the Offering. Consideration paid by the Company, net of the discount, in excess of the fair market value of the assets acquired pursuant to the Asset Purchase Agreements will be capitalized as the fair market value of the Management Services Agreements and amortized over the useful life of such agreements, generally 25 years.

     The expenses incurred by the Company in fulfilling its obligations under the Management Services Agreements will generally be of the same nature as the operating costs and expenses that were otherwise incurred by the Founding Affiliates prior to the Transactions, including salaries, wages and benefits of practice personnel (excluding physicians and certain other licensed medical care professionals), medical and office supplies used in administering their practices and the office (general and administrative) expenses of the practices. The Company believes it can reduce these expenses through management efficiencies and economies of scale. In addition to the operating costs and expenses discussed above, the Company will incur personnel and administrative expenses in connection with establishing and maintaining a corporate office which will provide management, administrative, marketing and development and acquisition services to affiliated practices.

     The Management Services Agreements have initial terms of 40 years, subject to earlier termination under certain circumstances. Pursuant to the Management Services Agreements, the Company will become the exclusive manager and administrator of the non-medical services relating to the operation of the affiliated practices. Generally, the management services fees are equal to (i) a percentage (ranging from 20% to 55%) of the revenue, less operating expenses of the affiliated practice and (ii) a percentage (generally 60%) of gross revenue less operating expenses of any ancillary services provided by the affiliated practice. See "Business--Exclusive Management Services Agreements."

     In connection with its strategy of providing ancillary services, the Company has entered into definitive agreements to purchase a 70% equity interest in an outpatient surgery center and substantially all of the assets of a sleep disorders operation with two locations. Ancillary revenue will be generated from services provided by the affiliated practices to their patients that are ancillary to neuro-musculoskeletal care, such as outpatient surgery, physical therapy, MRI, CT Scan, sleep disorders, brain mapping and other electronic diagnostic testing. See "Business--Summary of Terms of Transactions."

RESULTS OF OPERATIONS--THE COMPANY

     The Company has been engaged in developmental activities, but has generated no revenue to date. The Company has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Transactions and the Offering. These expenses were funded with proceeds from (i) issuances of the Common Stock, (ii) issuances of $4,805,000 aggregate principal amount of 12% promissory notes of the Company with warrants to acquire approximately $9,117,000 worth of shares of Common Stock at the offering price, with exercise prices ranging from $.01 to $.25 per share and (iii) warrants to acquire 27,000 shares of Common Stock at an exercise price of $1.00 per share. Since inception, the Company has suffered recurring losses from operations. The Company has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company's Report of Independent Accountants includes a qualification to such extent.

THE TRANSACTIONS

     Simultaneously with the consummation of the Offering, the Company will complete the Transactions whereby it will acquire substantially all of the non-medical assets of the Founding Affiliates and will enter into Management Service Agreements with each of the Founding Affiliates. The actual terms of the various Management Services Agreements may vary from the description below on a case-by-case basis, depending on negotiations with the individual Founding Affiliate and the requirements of applicable law and governmental regulations. See "Business--Summary of Terms of Transactions."

     Management Services Fee Calculation. The following table categorizes by the type of Management Services Agreement, the historical patient revenue and the historical operating expenses, excluding physicians' compensation, for the year ended December 31, 1997 for the Founding Affiliates. Total fees payable by the Founding Affiliates to the Company under the Management Services Agreements will consist of the sum of (i) operating expense reimbursement, (ii) percentage based management services fees and (iii) percentage based ancillary services fees. The table below demonstrates the calculation of the management services fees under each type of Management Services Agreement (dollars in thousands):

                                                                 REVENUE
                                                    GROSS     LESS OPERATING     ANCILLARY
                                                   REVENUE       EXPENSES       SERVICES(1)    TOTALS
                                                   -------    --------------    -----------    -------
Number of Founding Affiliates..................        1              13               2            16
                                                    ====         =======          ======       =======
Historical 1997 patient revenue of Founding
  Affiliates...................................     $790         $16,581          $5,336       $22,707
Historical 1997 operating expenses of Founding
  Affiliates(2)................................      302           7,274           3,707        11,283
                                                    ----         -------          ------       -------
Historical 1997 operating income(2)............     $488         $ 9,307          $1,629       $11,424
                                                    ====         =======          ======       =======
Percentage based management services fees
  derived from Management Services
  Agreements...................................     $153         $ 3,746          $  233       $ 4,132
                                                    ====         =======          ======       =======

---------------

(1) Includes a fee of 5% of revenue received by the Company for providing management services to the Physician Surgery Center (as defined herein), but does not include the Company's share of earnings before interest, income taxes, depreciation and amortization pursuant to its ownership interest in the Physician Surgery Center of $1,260,000 or the Central Georgia Center for Sleep Disorders of $217,000.

(2) Under the terms of the Management Services Agreements, operating expenses and operating income exclude affiliated physicians' compensation and operating expenses of the Company.

     The combined historical financial information of the Founding Affiliates presented herein is not related to the financial position or results of operations of the Company. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which the Company will be contracting to provide future management services. Since the Founding Affiliates were not operated under common control or management during the year ended December 31, 1997, future results may vary significantly.

RESULTS OF OPERATIONS--PHYSICIAN SURGERY CENTER

     Surgical, L.L.C., a Louisiana limited liability company doing business as Physician Surgery Center ("Physician Surgery Center"), was incorporated in August 1994 for the purpose of providing outpatient surgery services throughout the Houma, Louisiana area. After its construction, the surgery center began operations in August 1996. Its net patient revenues grew from $1,638,000 to $4,665,000 for the years ended 1996 and 1997, respectively, and its net income increased from $239,000 to $1,117,000 for the same periods. These increases can be attributable to a full year of operations for 1997 and the ability of the Physician Surgery Center to market itself to the greater Houma area and to attract and maintain beneficial relationships with physicians.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, the Company had an accumulated deficit during development stage of $3,720,000. The Company has relied on loans from stockholders and the private sale of investment units composed of promissory notes and warrants to purchase Common Stock to fund its operations through the Closing of the Offering. The Company sold, at a price of $1,000 per unit, 310 of these investment units on December 31, 1996, 410 of these units on October 31, 1997 and 3,000 of these units on December 31, 1997. As of the date of the Offering, the Company will have outstanding promissory notes in the principal amount of $4,805,000 from the sale of the investment units, including $30,000 and $50,000 to Messrs. Strange and Landry, respectively, all of which will be repaid from the proceeds of the Offering. These notes bear simple interest at a rate of twelve percent (12%) per annum. At December 31, 1997, the Company had cash on hand of $1,842,000.

     Robert F. Strange, Jr., Chairman of the Board and Chief Executive Officer of the Company, loaned $784,000 to fund operations of the Company under terms of unsecured promissory notes, payable on demand, and accruing interest at a rate of twelve percent per annum. As of May 31, 1997, Mr. Strange converted $300,000 of such unsecured promissory notes into a 12% promissory note of the Company in the principal amount of $300,000, and a warrant to purchase up to $600,000 worth of Common Stock based on the Offering price exercisable at $0.05 per share. As of October 31, 1997, Mr. Strange converted the remaining $484,000 of such promissory notes together with $16,000 of accrued interest thereon into a 12% promissory note of the Company in the principal amount of $500,000, and a warrant to purchase up to 1,000,000 worth of Common Stock based on the price of this Offering at $0.25 per share.

     In connection with the Transactions, the Company will issue an aggregate of $12.3 million of Promissory Notes to the owners of the Founding Affiliates, and
assume $          worth of indebtedness of the Physician Surgery Center. These
Promissory Notes will be non-negotiable, full-recourse obligations of the Company, and the repayment of any outstanding principal and accrued interest due under $7.8 million of these Promissory Notes will be subordinate to the senior debt of the Company. The remaining $4.5 million principal amount of these Promissory Notes will be convertible into shares of Common Stock. Interest on the outstanding principal balance of the Promissory Notes is generally payable annually at rates ranging from 0% to 10% per annum. The outstanding principal balances of the Promissory Notes, subject to certain adjustments, are due and payable after the Closing of the Offering as follows: (i) $441,000 in year 1,
(ii) $4,504,000 in year 2, (iii) $2,649,000 in year 3, (iv) $2,517,000 in year 4 and (v) $2,212,000 in year 5. See "Certain Transactions--Transactions with Founding Affiliates."

     The Company anticipates that capital expenditures during 1998 will relate primarily to affiliations with additional physician practices, if any, and to the expansion and replacement of medical and office equipment for the affiliated practices. The Company also anticipates that it will guarantee approximately $1.1 million in debt planned for the expansion of the Physician Surgery Center. The Company is currently negotiating with various lenders to obtain a revolving credit facility which if obtained will be available to fund additional working capital needs and possible future affiliations. It is anticipated that funding for the above purposes will be derived from the proceeds of the Offering, funds borrowed under the contingent credit facility and cash flow from operations. Management of the Company believes that such sources will be sufficient to fund the Company's capital needs for a period of in excess of twelve months following completion of the Offering. In the future, the Company will seek to raise additional funds through borrowings or the issuance of debt or equity securities. There can be no assurance that sufficient funds will be available on terms acceptable to the Company, if at all.

                                    BUSINESS

GENERAL

     The Company is a PPMC organized to provide management services to affiliated Neuro-musculoskeletal Practices, and also to provide ancillary services to both affiliated and non-affiliated physician practices. Concurrently with the Closing of the Offering, the Company will, in separate Transactions, affiliate with 14 Neuro-musculoskeletal Practices with an aggregate of 22 physicians in 7 U.S. states, and purchase certain ancillary service businesses consisting of a 70% equity interest in an outpatient surgery center, and substantially all of the assets of a sleep disorders operation. Through the Transactions, the Company will enter into Management Services Agreements with each of the Founding Affiliates and purchase substantially all of the tangible and intangible nonmedical assets of the affiliated practices. Had the terms of the Company's Management Services Agreements with the Founding Affiliates been applied to historical operating results of the Founding Affiliates for the year ended December 31, 1997, management services fees for the Company would have been approximately $4,132,000, and the Company's share of earnings before interest, income taxes, depreciation and amortization pursuant to its ownership interest in the ancillary service facilities would have been approximately $1,477,000.

     As part of the Transactions, the Company will deliver (i) $21.7 million in cash, (ii) $7.8 million principal amount of subordinated Promissory Notes, and $4.5 million of Promissory Notes convertible into shares of Common Stock, (iii) $400,000 worth of shares of Common Stock at the Offering Price and (iv) the right to receive 69,000 shares of Common Stock and $10.2 million worth of shares of Common Stock at the Offering Price, such shares to be delivered on the first and the second anniversaries of the Closing of the Offering, respectively. In
addition, the Company will assume approximately $          of liabilities of the
Founding Affiliate. Certain of the Transactions are subject to post-closing adjustments, however, the Company estimates that no further consideration will be payable in connection with such post-closing adjustments. See "Certain Transactions." The Founding Affiliates were selected based on a variety of factors, including their competitive and financial strengths, the historical growth of their practices and the potential for future growth in their markets and the applicable regulatory environments.

INDUSTRY OVERVIEW

     Market Overview. HCFA estimated that national health care spending in 1996 was approximately $1.04 trillion, with approximately $202 billion of such expenditures directly attributable to physician services and an additional $630 billion under physician direction. HCFA also projected that national health care spending will be nearly $2.2 trillion in the year 2005. This projected growth in health care expenditures has increased the demand by government and third party payors to control health care costs, increasing the emphasis on more efficient management by providers. Furthermore, the shift from private pay to managed care reimbursement has added to the complexity of managing the clinical and administrative aspects of physicians' practices. As a result, physician practices are increasingly aligning with management companies to achieve cost efficiencies, gain access to comprehensive administrative, operational and financial support and to be better positioned to negotiate for managed care contracts.

     Physicians seeking to affiliate with management companies have several alternatives, such as affiliating with HMOs, independent physician associations, physician hospital organizations or PPMCs like the Company. The Company believes PPMCs are attractive to physicians because of (i) fee and compensation structures which allow physicians to participate in revenue growth and cost efficiencies (ii) the physicians' ability to participate in previously unavailable ancillary service revenue, and (iii) transaction structure, which permits physicians to become stockholders of PPMCs while maintaining ownership of their practice.

     Many payors are attempting to control costs by reducing the utilization and reimbursement of specialists through the use of primary care "gatekeepers." Patients and employers, however, are becoming more conscious of not only the cost of care, but also of the quality of care and levels of customer service, and are often demanding greater physician choice and the option of seeking care directly from specialists. The Company believes that specialist physicians, such as the neuro-musculoskeletal physicians affiliating with the Company, have a greater understanding of the treatment and management of complex neuro-musculoskeletal disease and injury conditions and can therefore provide more timely, appropriate and, ultimately, less costly care to patients with direct access to such specialists than through a gatekeeper system controlled by primary care physicians. As a result, the Company believes that there will be increased demand for specialists as the shift away from the primary care gatekeeper models for managed care continues to evolve.

     Neuro-musculoskeletal Medicine. In general, neuro-musculoskeletal care includes the treatment of conditions related to bones, joints, muscles, connective tissues, the brain and nervous system. Neuro-musculoskeletal care is provided by a variety of medical and surgical specialists, including orthopaedists and orthopaedic surgeons, neurologists and neurosurgeons, physical medicine specialists, rheumatologists and pain management physicians. The Company believes that the neuro-musculoskeletal segment is one of the largest specialty areas in health care. Based on data compiled by the AMA, the Company believes the neuro-musculoskeletal segment represents 6.7% of all active, classified physicians. The AMA estimates that in 1996 there were approximately 22,500 orthopaedists and orthopaedic surgeons, as well as approximately 11,600 neurologists, 4,900 neurosurgeons, 5,800 physical medicine specialists, 3,500 rheumatologists and 500 pain management physicians in the U.S. Treatment for neuro-musculoskeletal disorders can range from treatment of milder chronic conditions such as headaches, arthritis and back pain to more severe conditions such as knee-replacement, spinal or hip surgery and the treatment of head and neck trauma.

     The Company believes that health care spending for neuro-musculoskeletal care in the U.S. is growing in excess of the national growth trend in health care spending. According to HCFA, total health care expenditures grew from $562 billion in 1988 to $1.04 trillion in 1996, representing an 84% increase. Based on studies made by the AMA and the MGMA, neuro-musculoskeletal physician services grew by 109% for the same periods. Several factors have influenced this increase in expenditures, including improvements in medical technology, more active lifestyles and the overall aging of the population.

     The Company has targeted affiliating with neuro-musculoskeletal practices because it believes physicians in these practices generally produce higher levels of revenue and income relative to other specialist physicians. According to the 1997 Physician Compensation and Production Survey, median compensation for orthopaedic surgeons is 40% higher than the median compensation for all specialists. Their income level is surpassed only by cardiac surgeons.

     With the emergence of managed care, the percentage of payments by private payors has declined from 39% in 1988 to 23% in 1996, while payments from managed care sources increased from 12% to 26%. The Company believes that neuro-musculoskeletal care is subject to a similar payor mix. This shift from private pay to managed care reimbursement has increased the complexity of managing the clinical and administrative aspects of the physicians' practices and has emphasized the necessity for physicians to manage their practices more efficiently, creating incentives among physicians to affiliate with PPMCs.

     The Company believes the neuro-musculoskeletal market is highly fragmented, and further believes that neuro-musculoskeletal physicians are less dependent on hospitals than other specialists. According to AMA studies, approximately 80% of all neuro-musculoskeletal physicians are not hospital based. Furthermore, in the past neuro-musculoskeletal physicians primarily maintained separate practices, or have operated in small group practices. According to a 1997 AMA study, 67.3% of all non-institutional physicians practice in groups consisting of less than five physicians. However, the trend towards managed care and cost containment is leading to greater consolidation among these physicians. In February 1997, the AAOS estimated that approximately 3% to 5% of all orthopaedic practices have affiliated with PPMCs.

     The Company believes that neuro-musculoskeletal physicians typically utilize ancillary services with greater frequency than many other specialist physicians. Neuro-musculoskeletal physicians require access to a broad range of ancillary services including outpatient surgery, physical therapy, MRI, CT Scan, sleep disorders, brain mapping and other electronic diagnostic testing.

BUSINESS STRATEGY

     The Company's objective is to become a leading neuro-musculoskeletal PPMC in its targeted geographic markets through the following strategies:

     Develop Integrated Networks. The Company intends to develop integrated networks or groups consisting of multiple physician practices as well as complementary ancillary services in each of its target geographic markets. The Company believes that its comprehensive neuro-musculoskeletal approach allows for greater inter-specialty business among practices, enabling the Company to capture a greater share of the revenue associated with neuro-musculoskeletal disease management. In addition, the Company believes a broad group of physicians can more efficiently utilize a variety of ancillary services, making the investment in ancillary service equipment or facilities more economically attractive. Finally, by assembling a selective group of physicians and ancillary service capabilities, the Company believes that it will be better positioned to obtain managed care and other payor contracts than physician groups that are primarily focused on a single specialty.

     Enhance Ancillary Revenue Opportunities. The Company believes that a significant opportunity exists to add value to affiliated physician practices through the addition of ancillary service facilities, including outpatient surgery, physical therapy, MRI, CT Scan, sleep disorders, brain mapping and other electronic diagnostic testing. The Company intends to develop many of these and other services in each of its target markets by contracting for excess capacity with existing facilities, developing new facilities, purchasing equipment to perform ancillary services and acquiring existing facilities. The Company expects the affiliated physicians to primarily use the Company's ancillary service facilities, enabling the Company to control the cost, quality and other important aspects of these services. Ancillary service facilities will also generate revenue to the Company through referrals from non-affiliated physicians. The Company will receive management services fees and share in the profit generated by these services. In connection with the Offering, the Company will acquire a 70% equity interest in the Physician Surgery Center, and will acquire substantially all of the assets of a sleep disorders operation.

     Maximize Profitability and Internal Growth Opportunities. The Company will seek to maximize the profitability and internal growth of affiliated practices through increased operating efficiencies and additional revenue opportunities. The Company believes that it can achieve operating efficiencies through i) economies of scale resulting from centralizing administrative functions such as billing and collections, payroll and accounting, purchasing, human resources and regulatory compliance and ii) savings associated with the purchase of medical supplies and malpractice insurance. The Company believes that it can enhance revenue growth by a) removing the administrative burden from practices, allowing physicians to devote more time to the practice of medicine, b) implementing more effective and timely billing and collections procedures, c) recruiting new physicians to existing practices and d) enhancing the practice's ability to develop managed care contracts as part of a larger, integrated network or group.

     Focus on Secondary and Niche Markets. The Company intends to pursue a focused geographic strategy based on developing critical mass in selected markets. These markets will generally be secondary markets or niche segments of major markets, typically characterized by a high concentration of industrial labor with more favorable reimbursement environments. The Company believes that this geographic and demographic strategy is advantageous because i) it enables the Company to develop a leading market position more quickly, ii) industrial markets are typically characterized by a greater incidence of occupational injuries, which involve attractive payor sources, iii) secondary and niche markets are less penetrated by managed care payors, creating a more favorable reimbursement environment and iv) there is currently less competition from other PPMCs for practice affiliations. The Company intends to focus its initial affiliation efforts on its existing markets with selective consideration of new markets.

     Grow through Affiliations with Small- to Mid-Sized Practices. The Company intends to pursue growth through new practice affiliations with practices of all sizes, but will initially focus on small- to mid-sized practices consisting of one to five physicians. Small- to mid-sized practices typically do not have the capital or patient volume to justify ancillary service investments, or the scale to compete for managed care contracts on a stand-alone basis, and typically spend a greater portion of their time on non-billable administrative matters; and, should therefore benefit more from the Company's integrated approach. Additionally, the Company believes that small- to mid-sized practices are not as often the focus of affiliation efforts from competing PPMCs.

DEVELOPMENT OF AFFILIATIONS AND ACQUISITIONS

     Criteria. The Company intends to acquire substantially all of the non-medical assets of, and provide management services to, small to mid-size neuro-musculoskeletal practices that are financially strong. The Company is primarily focused on affiliating with practices that will complement its Founding Affiliates to form integrated neuro-musculoskeletal networks or groups in existing markets, but will consider an entrance into attractive new geographic markets which offer exceptional development opportunities. Candidates will be expected to demonstrate potential for revenue growth or continued profitability. The Company will also evaluate qualitative issues such as the medical professionals' reputations in the local and national marketplace, the medical professionals' training, licensure and experience, the Neuro-musculoskeletal Practices' Medicare and Medicaid compliance, billing practices and operating history. The Company believes that a substantial number of neuro-musculoskeletal practices will meet these criteria. Prior to entering any market, the Company will consider such factors as the local level of networking and consolidation activity, the regulatory environment, patient-provider ratios and the economic condition of the local market.

     The Company will also consider the acquisition of ancillary services facilities such as outpatient surgery, physical therapy, MRI and CT Scan, sleep disorders, brain mapping and other electronic diagnostic testing facilities that are consistent with its objective of providing management services to providers of integrated neuro-musculoskeletal care. With each affiliated practice the Company will assess the needs of the practice and the market within which it delivers medical services in order to determine the best manner in which to deliver high quality, profitable ancillary services to patients. The Company will develop these ancillary services by (i) contracting for available excess capacity at existing centers in the local market area, (ii) acquiring an existing facility with sufficient capacity to meet the needs of the affiliated practice, (iii) purchasing equipment to perform the ancillary services or (iv) constructing new ancillary service facilities.

     The Company believes its approach will be attractive to physicians because of its (i) focus on all specialties within the neuro-musculoskeletal sector, allowing improved utilization management of cross referrals and greater potential coverage for managed care contracting, (ii) emphasis in providing services and opportunities to small to mid-size practices where the Company can provide potentially larger opportunities for administrative efficiencies and revenue growth and (iii) emphasis on the development of ancillary services facilities by the Company for the affiliated practices.

     Consideration for Transactions. As consideration for future affiliations or acquisitions, the Company intends to use various combinations of its Common Stock, Promissory Notes and cash. The consideration for each practice or ancillary business will vary on a case by case basis, with the major factors being the preferences of the owners of such practices or businesses, their historical operating results and future prospects, their ability to complement the services offered by other affiliated practices or ancillary services and the Company's financial resources and the market for its Common Stock.

SERVICES AND OPERATIONS

     The Company will manage most aspects of the affiliated practices and ancillary services operations other than the provision of medical services and will employ all personnel at the offices of the affiliated practices and the ancillary service facilities who do not provide medical services. The Company believes the affiliated practices will benefit from the administrative and management support provided by the Company and that these services will substantially reduce the amount of time the physicians spend on administrative matters, enabling them to dedicate more time to the provision of quality medical services to their patients and promoting growth of their professional practices. Further, management believes that through economies of scale the Company will be able to provide these services at a lower cost than could be obtained by each of the affiliated practices individually.

     Management Information Systems. The Company believes real-time access to accurate and relevant financial, operating, patient and employee information is essential to providing practice management services to the affiliated practices. By the consummation of the Offering, the Company will have in place comprehensive management information systems that integrate a financial information system ("Lawson Insight Software") and a physician practice management system ("Medic Vision Software"). The Medic Vision

Software includes appointment scheduling, billing, collections, referral authorization processing and claims adjudication, while Lawson Insight Software provides an integrated solution including general ledger, accounts payable, cash management, budgeting, human resources and financial reporting.

     The Company's systems have been designed to increase the productivity of the affiliated practices by enabling the Company and the affiliated practices to cost-effectively monitor productivity and to identify problem areas and opportunities for improvement. The Company believes that additional benefits will be gained from these systems by being able to track clinical outcomes which is increasingly important to managed care providers.

     Managed Care. The Company anticipates an increasing portion of the net revenue of Neuro-musculoskeletal Practices will be derived from managed care payors. Although rates paid by managed care payors are generally lower than commercial rates, managed care payors provide access to large patient volumes. The Company intends to assist the affiliated practices in competing effectively within the managed care framework and to take advantage of the managed care payors' large patient volumes by (i) performing analyses of the affiliated practices' markets to develop managed care contracting strategies, including practice specific contracting designed to increase access to managed care patients, development of globally-priced products designed to establish a single price for all medical costs of a designated procedure, and neuro-musculoskeletal or single specialty carveouts that serve as exclusive providers for managed care plans, (ii) meeting with principal payors in each market to enhance relationships between the affiliated practices and the payors, (iii) negotiating attractive arrangements with managed care payors by leveraging the combined size of the affiliated practice within the integrated networks and (iv) marketing to managed care payors by emphasizing the Company's disease and injury-specific treatment programs, treatment protocols, ancillary services and information-sharing capabilities.

     Marketing. The Company and the affiliated practices and ancillary service facilities will utilize multimedia advertising in local markets to stimulate demand for neuro-musculoskeletal treatment and promote name recognition for the Company and the affiliated practices and ancillary service facilities. Marketing efforts will consist primarily of direct mail to employer groups, local residents and managed care organizations to continually promote name and capabilities recognition.

     Education and Training. The Company is committed to on-going education and training of its staff as an integral part of its operations. The Company's programs will emphasize (i) improving patient satisfaction, (ii) increasing skills and career advancement of staff at the affiliated practices and ancillary service facilities, (iii) creating a professional environmental that is conducive to attracting qualified personnel and additional affiliated practices and ancillary service facilities and (iv) monitoring productivity improvements.

LOCATIONS

     Upon consummation of the Transactions, the Company will provide management services to the Founding Affiliates in the following locations:

                                              NUMBER OF
                                 -----------------------------------
                                             ANCILLARY
                                              SERVICE
MARKET                           PRACTICES   FACILITIES   PHYSICIANS   DISCIPLINES
------                           ---------   ----------   ----------   -----------
District of Columbia...........      1                         1       orthopaedics
Houma, LA......................      2            1            2       orthopaedics, surgery center
Houston, TX....................      4                         5       orthopaedics, neurology,
                                                                       occupational medicine,
                                                                       rheumatology
Los Angeles, CA................      1                         1       orthopaedics
Macon, GA......................      1            2            7       neurology, sleep disorder
                                                                       centers
Pittsburgh, PA.................      1                         2       orthopaedics, physical
                                                                       medicine
Tucson, AZ.....................      4                         4       orthopaedics, neurosurgery,
                                                                       neurology
                                    --           --           --
  Totals.......................     14            3           22
                                    ==           ==           ==

SUMMARY OF TERMS OF TRANSACTIONS

     General. The aggregate consideration that will be paid by the Company to affiliate with the Founding Affiliates consists of (i) approximately $21.7 million in cash, (ii) $7.8 million principal amount of subordinated Promissory Notes, and $4.5 million principal amount of Promissory Notes convertible into shares of Common Stock, (iii) $400,000 worth of shares of Common Stock at the Offering Price and (iv) the right to receive 69,000 shares of Common Stock and $10.2 million worth of shares of Common Stock at the Offering price, such shares to be delivered on the first and second anniversaries of the closing of the Offering, respectively. Certain of the Transactions are subject to post-closing adjustments, however, the Company estimates that no further consideration will be payable in connection with such post-closing adjustments. In addition, the
Company is assuming $          of the outstanding indebtedness of the Founding
Affiliates. See "Certain Transactions." The consideration being paid by the Company to each of the Founding Affiliates was determined by arm's-length negotiations between the Company and a representative of each particular Founding Affiliate. Except for the Promissory Notes to be issued to the owners of the Physician Surgery Center, the Company is allowed to reduce any outstanding principal and interest due under the Promissory Notes and the shares of Common Stock to be delivered in the event that an owner of the affiliated practices fails to satisfy certain obligations under the Master Transaction Agreement or in the event that the Company is entitled to indemnity payments from such owner pursuant to terms of the Transaction Documents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The closing of each Transaction is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the Founding Affiliates and their owners and by the Company, the performance of each of their respective covenants included in the agreements relating to the Transactions and the nonexistence of a material adverse change in the results of operations, financial condition or business of each of the Founding Affiliates. Generally, any Founding Affiliate's definitive agreement may be terminated prior to the Closing of the Offering under the following circumstances: (i) by the mutual consent of the Company and the Founding Affiliate, (ii) if the Offering and the affiliation with or acquisition of each particular Founding Affiliate are not closed by May 15, 1998, except for two of the Founding Affiliates, which transactions must close by April 30, 1998 or (iii) by the Founding Affiliate or the Company if a material breach or default is made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the Transaction Documents.

     Affiliation with Physician Practices. As part of the closing of the Transactions with the affiliated practices, (i) the Company and the affiliated practice will execute and deliver an asset purchase agreement whereby the Company will purchase substantially all of the non-medical assets of the affiliated practice, (ii) generally, each physician and affiliated practice, which will be reorganized as a new clinic or join an existing regional group practice (collectively "Regional Group Practice"), will then execute and deliver a contribution agreement, pursuant to which each physician will contribute to the Regional Group Practice his undivided interest in the medical assets received in the distribution from the affiliated practice in exchange for an equity interest in such Regional Group Practice, (iii) the Company and the Regional Group Practice will enter into a 40-year Management Services Agreement under which the Company will provide management, administrative, marketing and acquisition services to the affiliated practice, (iv) any existing employment or similar agreements between the physicians and the affiliated practice will be terminated, and each physician will enter into a physician employment agreement with the Regional Group Practice and (v) each physician and the Regional Group Practice will enter into a Clinic Operating Agreement to provide for the continuation of the practice in certain circumstances.

[Description of Graphics: A block diagram captioned "TRANSACTION STRUCTURE," with the following elements: Old Physician Practices, Affiliated Practices, Physicians, Physicians Trust and Ancillary Facilities. Text and arrows indicate the relationship of the elements to one another.]

     Acquisitions of Ancillary Service Facilities. As a part of the Transactions, the Company will acquire a 70% equity interest in the Physician Surgery Center located in Houma, Louisiana for consideration consisting of $6,960,000 in cash and $2,982,995 in convertible promissory notes. Prior to the Offering, the surgery center was owned by an aggregate of 26 physician surgical specialists, all of whom may receive shares of Common Stock in this transaction. These physicians will own the remaining 30% equity interest in the Physician Surgery Center immediately after consummation of the Offering. In addition to its ownership interest, the Company will also enter into a Management Services Agreement with the Physician Surgery Center whereby it will receive a management services fee equal to 5% of the revenue of the surgery center.

     The promissory notes to be issued by the Company in this transaction bear interest at 7.5% and are due and payable two years from the date of the closing of the Offering. The promissory notes are secured by PTI's purchased equity interest in the Physician Surgery Center. The outstanding principal and accrued interest due under the promissory notes are convertible, at the option of the physicians, into shares of Common Stock at any time prior to maturity, based on the value initial public offering price of the Common Stock. Each of the physician members of the Physician Surgery Center is also entitled to receive shares of Common Stock after the first anniversary of the Closing of the Offering if they each enter into an agreement to not compete with the Physician Surgery Center. Such shares of Common Stock total 69,000 in the aggregate. The Company has agreed to guaranty $1.1 million of indebtedness to be undertaken by the surgery center to expand
its facilities, and has also agreed to assume $          of the outstanding
liabilities of the Physician Surgery Center as of the closing date of the Offering.

     Additionally, upon consummation of the Offering the Company will acquire substantially all of the assets of the Central Georgia Center for Sleep Disorders, a sleep disorders center with two locations in Macon, Georgia. Prior to the Offering, the sleep disorders center was owned by the physician stockholders of Neurology Associates, a Founding Affiliate. Dr. Charles C. Wells, Jr., who will become a director of the Company upon consummation of the Offering, will be the medical director of the sleep disorders center after the Closing of the Offering, and in such capacity will be entitled to receive, on behalf of Neurology Associates, 30% of the net operating income of the sleep center.

EXCLUSIVE MANAGEMENT SERVICES AGREEMENTS

     Commensurate with the successful completion of the Offering, each affiliated practice will form a new clinic or join an existing regional group practice, and will enter into an exclusive Management Services Agreement with the Company. Under the Management Services Agreement, the Company will become the exclusive manager and administrator of all the non-medical services relating to the operation of the affiliated practice. The following summary of the Management Services Agreement is intended to be a brief discussion of the typical form of management services contract the Company will enter into with the affiliated practices. The actual terms of the various transactions may vary, depending on negotiations with the individual affiliated practices and the requirements of local regulations.

     Management Services Fees. The management services fees (the "Management Services Fees") payable to the Company by an affiliated practice under a Management Services Agreement are determined in arms-length negotiations. The Management Services Fees are defined as revenue less the sum of clinic expenses and excluded clinic expenses. Excluded clinic expenses are comprised substantially of a physician's salary and benefits, with each Physician's salary based on a percentage of the difference between the new clinic's revenue and operating expenses. In connection with any ancillary services provided by the Company under the Management Services Agreement, the Company will typically receive Management Service Fees equal to 60% of ancillary service revenue after operating expenses.

     Duties of Company. Pursuant to a Management Services Agreement, the Company will, among other things, (i) act as the exclusive manager and administrator of non-medical services relating to the operation of each of the affiliated practices, subject to matters reserved for the affiliated practices or referred to a joint planning board consisting of equal representation between physicians from each of the affiliated practices and members of corporate management of the Company, (ii) bill patients, insurance companies and other third party payors in the name of and collect on behalf of the affiliated practices the fees for professional medical and other services and products rendered or sold by the affiliated practices, (iii) provide, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping, computer services, personnel, information management, preparation of certain tax returns, printing, postage, duplication services and medical transcription services, (iv) supervise and maintain custody of substantially all files and records, (v) provide office/medical facilities for the affiliated practices, (vi) prepare, in consultation with the joint planning board of each affiliated practice, all annual and capital operating budgets, (vii) order and purchase inventory and supplies as reasonably requested by the affiliated practices, (viii) implement, in consultation with the joint planning board of the affiliated practices, national and local public relations or advertising programs and (ix) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors.

     Duties of Affiliated Practice. Under the Management Services Agreement, the affiliated practices will retain the responsibility for, among other things,
(i) hiring and compensating physician employees and other medical professionals,
(ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications necessary to perform their duties and (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine. In addition, each affiliated practice will exclusively be in control of all aspects of the practice of medicine and the delivery of medical services.

     Term; Termination of Agreement. The Management Services Agreement is for an initial term of 40 years, with automatic extensions (unless specified notice is given) of five years. The Management Services Agreement may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation thereunder, which default continues for 60 days after notice without cure.

     In addition, the Management Services Agreement may also be terminated by the Company if an affiliated practice or a physician employed thereby engages in conduct or is formally accused of conduct for which the physician's license to practice medicine reasonably would be expected to be subject to revocation or suspension or is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which does or reasonably would be expected to materially adversely affect the affiliated practice. The affiliated practice and the Company may also elect to terminate the Management Services Agreement in the event that a law firm with nationally recognized expertise in health care law acceptable to the Company renders an opinion that (i) a material provision of the Management Services Agreement is in violation of applicable law and (ii) the agreement cannot be amended to cure such violation without materially changing its terms.

     Joint Planning Board. The Management Services Agreement provides that certain non-medical matters related to the administration of each affiliated practice will be decided by a joint planning board comprised of equal membership of the affiliated practice and the Company.

     Insurance. The affiliated practice is responsible for obtaining professional liability insurance for its employees and the Company is responsible for maintaining professional liability insurance for all professional employees of the Company and general liability and property insurance for each affiliated practice.

PHYSICIAN EMPLOYMENT AGREEMENTS

     Each Regional Group Practice will be a party to a physician employment agreement (the "Physician Employment Agreement") with each physician associated with such practice, including those physicians who will receive cash, Common Stock and a Promissory Note in a Transaction ("Physician Owner"). Each Physician Owner will have an equal ownership interest in the Regional Group Practice; however, each physician will have an interest in earnings of the Regional Group Practice proportional to the difference between the revenue generated by, and expenses allocable to, such physician. Typically, the Physician Employment Agreement with a Physician Owner is for an initial term of five years, and continues thereafter on a year to year basis, until terminated pursuant to its terms. If a Physician Owner terminates employment or is terminated for cause during the initial term, the physician will typically be required to pay to the affiliated practice or group liquidated damages equivalent to a certain number of months of clinic expenses attributable to the Physician Owner, and the Company will be entitled to withhold and cancel the unpaid amount due under the Promissory Note and the amount of the undelivered Common Stock under the terms of the Transaction Documents. The Physician Employment Agreement typically provides the Physician Owner will not compete with the affiliated practice during its term, and for a period of not less than two years thereafter in a specified geographical area, if termination of employment occurs within the initial term of the agreement.

     The terms of the Physician Employment Agreement for physicians who will not be Physician Owners are similar to those as described above, except (i) there is no provision for liquidated damages, (ii) the term for the covenant not to compete continues for one year following termination and (iii) in certain instances, the initial term of employment is less than five years.

COMPETITION

     The business of providing health care services generally, and of providing neuro-musculoskeletal services specifically, is highly competitive.

     Affiliation with Physician Practices. The Company is under competitive pressures for the affiliation, retention and the provision of management services to Neuro-musculoskeletal Practices. Several companies, both publicly and privately held, which have established operating histories and greater financial and other resources than the Company, are pursuing the affiliation with general and specialty physician practices, including Neuro-musculoskeletal Practices, and the management of such practices. Some hospitals, clinics, health care companies, HMOs, insurance companies and management services organizations, many of which have greater financial and other resources than the Company, engage in activities similar to the activities of the Company. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market, or that such competition will not make it more difficult to affiliate with, and to enter into agreements to provide management services to Neuro-musculoskeletal Practices on terms beneficial to the Company.

     Affiliated Practices. The affiliated practices will compete with local neuro-musculoskeletal care service providers as well as managed care organizations, many of which have greater financial and other resources than the Company. The Company believes that changes in government and private reimbursement policies and other factors have resulted in increased competition among consumers for medical services, and that this competition is likely to increase in the future. The Company believes the cost, accessibility, quality of services and payor reimbursement provided are the principal factors that affect competition.

     The affiliated practices will compete with other providers for managed care contracts. The Company believes that trends toward managed care have resulted in increased competition for such contracts, and that this competition is likely to increase in the future. Other physician practices, PPMCs and management service organizations may have more experience than the affiliated practices and the Company in obtaining such contracts. The Company's revenue is substantially dependent on the success of the affiliated practices with which it establishes long-term management services agreements. These affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty medical groups, hospitals and HMOs.

     Ancillary Services. The Company will also compete with other ancillary service providers in some of the Company's market areas if (i) patients choose to seek services from competitors facilities or (ii) managed care plans direct patients to other facilities which are not affiliated with the Company and the Company's affiliated practice is not able to become a provider on such managed care plans. In most cases, however, the Company expects to have a competitive advantage because the affiliated practice can offer "one stop shopping" for many of its patients needs and most patients tend to follow their doctor's recommendation when they are referred to an ancillary service facility. Because the Company's Management Services Agreements provide that the physicians within each affiliated practice can share in the net income of the ancillary services, there is more incentive on the part of the physicians to care for the patients with ancillaries which are within each practice.

GOVERNMENT REGULATION

     The delivery of health care services has become one of the most highly regulated professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment.

     The Company believes its operations will be in material compliance with applicable laws; however, the Company has not received or applied for a ruling from any federal or state judicial or regulatory authority to this effect, and many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation.

  Federal Law

     General. The federal health care laws apply in any case in which a physician is providing an item or service that is reimbursable under Medicare or Medicaid or other federal health care programs or in which the Company is claiming reimbursement from Medicare, Medicaid, other federal health care programs or, in some instances, other third party payors on behalf of physicians with whom the Company has a Management Services Agreement. The principal federal laws include those that prohibit the filing of false or improper claims, those that prohibit unlawful inducements for the referral of business reimbursable under Medicare, Medicaid or other federal health care programs and those that prohibit the provision of certain services by (a) a provider to a patient if the patient was referred by a physician with which the provider has certain types of financial relationships or (b) a provider who is excluded from Medicare, Medicaid or other federal health care programs.

     False and Other Improper Claims. The federal government is authorized to impose criminal, civil and administrative penalties and/or exclusions on any health care provider and its officers, directors, and in certain limited circumstances, its owners that files a false claim or a pattern of claims based on a code that the provider has reason to know will result in greater payments than appropriate, claims for items or services not medically necessary, or for the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs or the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. Civil monetary penalties can also be imposed if a person "arranges or contracts" with a person excluded from a federally funded health care program, if they knew or should have known such person was excluded for reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud, wire fraud, health care fraud, theft or embezzlement in connection with health care or false statements relating to health care matters. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. The government, in cases of suspected fraud, can freeze the assets of a health care provider and in the case of a federal health care offense can order the forfeiture of assets that constitute or are derived from proceeds traceable to the offense.

     The Company believes that its billing activities on behalf of the affiliated practices will be in material compliance with these laws, but there can be no assurance that the Company's activities will not be challenged or scrutinized by government authorities. A determination that the Company had violated these laws could have a material adverse effect on the Company.

     Anti-Kickback Law. A federal law commonly known as the "Anti-Kickback Law" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs. The law also prohibits remuneration that is intended to induce the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. The law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. Even bona fide investment interests in a health care provider may be questioned under the Anti-Kickback Law if the government concludes that the opportunity to invest was offered as an inducement for referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal health care program.

     In part to address concerns regarding the implementation of the Anti-Kickback Law, the federal government in 1991 published regulations that provide exceptions or "safe harbors" for certain transactions that will not be deemed to violate the Anti-Kickback Law. Among the safe harbors included in the regulations were provisions relating to the sale of physician practices, management and personal services agreements and employee relationships. Subsequently, regulations were published offering safe harbor protection to additional activities, including referrals within group practices consisting of active investors. Proposed amendments clarifying the existing safe harbor regulations were published in 1994. If any of the proposed regulations are ultimately adopted, they would result in substantive changes to existing regulations. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity illegal.

     There are several aspects to the Company's relationships with the affiliated practices to which the Anti-Kickback Law may be relevant. In some instances, for example, the government may construe some of the marketing and managed care contracting activities of the Company as arranging for the referral of patients to the physicians with whom the Company has a Management Services Agreement.

     Although neither the investment in the Company by physicians nor the Management Services Agreements between the Company and the affiliated practices qualify for protection under the safe harbor regulations, the Company does not believe that these activities fall within the type of activities the Anti-Kickback Law was intended to prohibit. A determination that the Company had violated the Anti-Kickback Law would have a material adverse effect on the Company.

     The Civil Monetary Penalties Law also prohibits offering remuneration prohibited under the anti-kickback laws and offering remuneration to an individual eligible for Medicare or Medicaid benefits to induce that person to order or receive any reimbursable item or service from a particular person. Violations of the Civil Monetary Penalties Law can result in the imposition of significant civil penalties.

     Stark Self-Referral Law. The Stark Self-Referral Law (the "Stark Law") prohibits a physician from referring a patient to a health care provider for certain designated health services reimbursable by Medicare or Medicaid if the physician has a direct or indirect financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. In addition to the conduct directly prohibited by the law, the statute also prohibits schemes that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include (i) a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, (ii) civil fines and (iii) exclusion from the Medicare and Medicaid programs.

     The Company will provide or arrange for the provision of designated health service under the Stark Law. Because the Company will provide management services related to those designated health services provided by physicians of the affiliated practices, the Company will likely be deemed the provider of those services for purposes of the Stark Law and, accordingly, the recipient of referrals from such physicians. In that event, such referrals will be permissible only if (i) the financial arrangements under the Management Services Agreements with the affiliated practices meet certain exceptions in the Stark Law and (ii) the ownership of stock in the Company by the referring physicians meets certain investment exceptions under the Stark Law. The Company believes that the financial arrangements under the Management Services Agreements qualify for applicable exceptions under the Stark Law. However, there can be no assurance that a review by courts or regulatory authorities would not result in a contrary determination. In addition, the Company will not meet the Stark Law exception related to investment interest until the Company's stockholders' equity exceeds $75 million.

     On January 9, 1998, HCFA published proposed rules to incorporate the provisions of the Stark Law into regulations with respect to designated health services other than clinical laboratory services. These regulations provide, in the case of designated health services provided by a group practice, that the overhead expenses of and the income from the practice must be distributed according to methods that indicate that the practice is a unified business and not based on each satellite office operating as if it were a separate enterprise. While management believes that the overhead expenses of and the income from each affiliated practice will be distributed according to methods that indicate that the practice is a unified business, there can be no assurance that the affiliated practice distribution methodology will not be challenged or scrutinized by government authorities. A determination that the sharing of overhead expenses and income of any affiliated practice does not comply with Stark Law would preclude referrals to certain designated health services operated by the Company and could have a material adverse effect on the Company.

  State Law

     State Anti-Kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, the Company believes that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation. Therefore, no assurances can be given that the Company's activities will be found to be in compliance. Noncompliance with these laws could have an adverse effect upon the Company and subject it and physicians of the affiliated practices to penalties and sanctions.

     State Self-Referral Laws. A number of states have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician's financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals but require only that a patient be informed of the financial relationship before the referral is made. The Company believes that its operations are in material compliance with the self-referral law of the states in which the affiliated practices are located.

     Fee-Splitting Law. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician's fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment is made by the physician is reasonable reimbursement for services rendered on the physician's behalf.

     The Company will be reimbursed by physicians on whose behalf the Company provides management services. The compensation provisions of the Management Services Agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that if challenged, the Company and its affiliated practices will be found to be in compliance with each state's fee-splitting laws. A determination in any state that the Company is engaged in any unlawful fee-splitting arrangement could render any service Management Services Agreement between the Company and an affiliated practice located in such state unenforceable or subject to modification in a manner adverse to the Company.

     Corporate Practice of Medicine. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the "practice of medicine" broadly to include activities of corporations such as the Company that can have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient.

     Insurance Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which the Company operates would not apply to these laws to require licensure of the Company's operations as an insurer, as an HMO or as a provider network. The Company believes that its proposed operations are in compliance with these laws in the states in which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

INSURANCE

     The affiliated practices provide medical services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company does not control the practice of medicine by the affiliated practices, it could be asserted that the Company should be held liable for malpractice of a physician employed by an affiliated practice. Each of the affiliated practices has undertaken to comply with all applicable regulations and legal requirements with respect to insurance coverage. In addition, the Company maintains liability insurance for itself. It is anticipated that the Company will be named as an additional insured party on the liability insurance policies of each of the affiliated practices. The affiliated practices will maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs.

     The Founding Affiliates have generally maintained professional liability insurance coverage on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. The Company intends to acquire similar coverage after the closing of the Transactions, since the Company, as a result of the Transactions, may in some cases succeed to the liabilities of the Founding Affiliates. Therefore, claims may be asserted after the Transactions against the Company for events that occurred prior to the Transactions.

PROPERTIES

     The Company's corporate headquarters are located at 1300 Post Oak Boulevard, Suite 1800, Houston, Texas, 77056. The Company subleases approximately 12,800 square feet of office space at its headquarters in Houston, Texas. In addition, in connection with the Transactions, the Company will enter into leases for the facilities utilized by the affiliated practices and ancillary service facilities.

EMPLOYEES

     Upon the completion of the Offering, the Company anticipates that it will have approximately 125 employees, with about 19 such employees in its corporate offices in Houston, Texas, and the remaining employees consisting of non-physician personnel located at the offices of the Founding Affiliates. None of the Company's employees are subject to a collective bargaining arrangement. The Company considers its relationships with its employees to be good.

LEGAL MATTERS

     As of the date of the Offering, Image Trust, Inc., a Delaware corporation ("Image Trust") (a prior employer of Robert F. Strange, Jr. otherwise unrelated to the Company), Mr. Strange and the Company are each disputing claims brought by Mark Singleton ("Consultant") arising under a consulting agreement between Image Trust and Consultant. Consultant has made a claim against the Company for
(i) unpaid consulting fees in the approximate amount of $128,000, (ii) the right to acquire 320,000 shares of Common Stock for $320, (iii) warrants to purchase up to $31,000 worth of Common Stock based on the Offering price and (iv) punitive damages in an unspecified amount. The Company believes the claims against it are without merit, and intends to vigorously contest such claims. The parties submitted the matter to mediation held on April 14, 1997, but no settlement was reached. The dispute is to be scheduled for binding arbitration in March 1998.

     The Company is not currently a party to any other claims, suits or complaints relating to services and products provided by the Company or the Founding Affiliates, although there can be no assurances that such claims will not be asserted against the Company in the future. The Company may become subject to certain pending claims as the result of successor liability in connection with the Transactions; however, it is the opinion of management that the ultimate resolution of those claims will not have a material adverse effect on the financial position or operating results of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the Company's executive officers and directors. The members of the Board of Directors are divided into three classes, as nearly equal in number as possible. Generally, members are elected for a three-year term, with the term of one class expiring each year. The Class I directors are Messrs. Strange and Conomikes. The Class II directors are Messrs. Jung and Weaver. The Class III directors are Messrs. Tuttle and Landry. Upon consummation of the Offering, Dr. Wells will be a Class II director, and Dr. Silver will be a Class I director. The terms of the Class I directors expire at the Company's next annual meeting of stockholders anticipated for May 1998. The terms of the Class II and Class III directors expire at the annual meeting of stockholders to be held in 1999 and 2000, respectively. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring.

                NAME                   AGE(1)                   PRINCIPAL POSITION(S)
                ----                   ------                   ---------------------
Robert F. Strange, Jr................    50     Chairman of the Board, Chief Executive Officer and
                                                Director(2)(3)
Terence D. Jung......................    50     President, Chief Operating Officer and Director(2)
Dwight P. Ryan.......................    39     Senior Vice President of Accounting and Finance
Michael J. Faulkner..................    50     Senior Vice President of Development
William D. McClellan, Jr.............    38     Vice President of Finance and Secretary
Paul M. Grigsby......................    31     Vice President of Operational Services
James T. Breland.....................    49     Vice President of Regional Operations
Suzanne E. Speak.....................    33     Vice President of Human Resources
Eugene Metoyer.......................    35     Chief Information Officer
George S. Conomikes..................    71     Director(3)
Raymond P. Landry....................    59     Director(4)
Philip A. Tuttle.....................    55     Director(2)(4)
James D. Weaver......................    48     Director(3)
Richard A. Silver, M.D...............    57     Director(5)
Charles C. Wells, Jr., M.D...........    46     Director(5)

---------------

(1) At March 1, 1998.

(2) Member of the Board Executive Committee.

(3) Member of the Board Compensation Committee.

(4) Member of the Board Audit Committee.

(5) Appointment will become effective when the Offering closes.

     Robert F. Strange Jr. has served in the position of Chairman of the Board, Chief Executive Officer and director of the Company since its inception. From inception to March 1997, Mr. Strange was also President and Secretary of the Company. From 1993 to 1996, he served as President and Chief Executive Officer of ImageTrust, Inc. an owner and operator of MRI and nuclear camera facilities in South Carolina and Texas. He served as President and Chief Executive Officer of Sterling Technologies, Inc., in Houston, Texas from 1990 to 1993, and was Secretary of Axciton Systems Inc., in Houston Texas from 1985 to 1994, both of which were companies involved in computer technology and manufacturing. From 1988 to 1990, Mr. Strange served as a commercial banker at Texas Commerce Bank, Houston, Texas. Mr. Strange received a Bachelor of Science degree, majoring in Business Administration, from Trinity University, and served as a commissioned officer in the United States Army--Military Intelligence Branch from 1970 to 1972.

     Terence D. Jung joined the Company as Chief Operating Officer in November 1996, and was elected President of the Company in March 1997, and became a director of the Company on January 1, 1998. From 1994 to 1996, he served as President of Avanti Health Systems of Houston, a physician management services organization located in Houston, Texas and a subsidiary of New York Life Insurance Company. From 1992 to 1994, Mr. Jung was Chief Operating Officer of Avanti Health Systems, Inc., a national management health services organization located in Chicago, Illinois. In 1990, he founded Millenium Business Ventures, Inc., a management and financial consulting firm specializing in health care and other industries. From 1985 to 1990, he was Chief Operating Officer of Genesis and Duffy Broadcasting Companies, holding companies that owned and managed thirteen radio stations. Mr. Jung received a Bachelor of Science degree, majoring in Economics and International Finance, from the Wharton School of Finance & Commerce, and received a Master of Professional Accounting degree from the University of Texas at Austin. Mr. Jung is a certified public accountant.

     Dwight P. Ryan will become Senior Vice President of Accounting and Finance of the Company, effective March 16, 1998. For over ten years prior to joining the Company, Mr. Ryan held various executive positions with IntegraMed America, Inc., most recently as Vice President and Chief Financial Officer. During this period he oversaw various private and equity offerings, including its initial public offering in 1992. In addition, Mr. Ryan was the Treasurer and Secretary of IntegraMed America. IntegraMed America is the largest physician practice management company specializing in infertility and assisted reproductive technology (ART) services. Mr. Ryan holds a Bachelor of Arts degree from Lynchburg College, Lynchburg, Virginia.

     Michael J. Faulkner, Ph.D. joined the Company as Senior Vice President of Development in November 1997. From 1994 to February 1997, Dr. Faulkner served as Senior Vice President of Strategic Development for Physician Reliance Network, Inc., an oncology physician practice management company. From 1992 to 1994, Dr. Faulkner served as Senior Vice President of Business Development for Paragon Ambulatory Surgery, Inc., an operator of ambulatory surgery centers located in Los Angeles, California; and, previous to that, was employed as Director of Strategic Planning and Ambulatory Business Development for OrNda Health Corporation, a developer and manager of hospital systems located in Dallas, Texas. Dr. Faulkner obtained a Ph.D. in health care administration from the University of Minnesota, and a Masters of Hospital Administration from the University of California at Los Angeles.

     William D. McClellan, Jr. joined the Company as Vice President of Finance in December 1996, and was elected Secretary of the Company in March 1997. Mr. McClellan previously served as Chief Financial Officer of PhyCor of Irving/Medical & Surgical from 1995 to 1996, a physician practice management company located in Irving, Texas, which operates a multi-specialty medical clinic. From 1993 to 1995, he was corporate controller for TD Rowe Corporation, a national vending machine corporation headquartered in Houston, Texas. He was previously employed from 1984 to 1992 with the international accounting firm of Price Waterhouse specializing in healthcare. Mr. McClellan received a Bachelor of Business Administration from Abilene Christian University majoring in Accounting, and is a certified public accountant.

     Paul M. Grigsby has served as Vice President of Operational Services of the Company since June 1997. From 1988 to May 1997, he served in a variety of financial and operational positions including Director of Finance, Director of Internal Audit and capitation accountant for various subsidiaries of New York Life Insurance Company, including NYLCare Health Plans of the Gulf Coast, Avanti Health Systems, Inc., and Avanti Health Systems of Houston, Inc. His responsibilities have included oversight of accounting functions for five professional corporations comprising 53 physician practice locations and four management services organizations, the oversight of information systems, development of new clinic locations and establishing fee structures for external healthcare providers.

     James T. Breland joined the Company as Vice President of Regional Operations in November 1997. From 1995 to 1997, Mr. Breland served as the Associate Administrator/Chief Operating Officer of the Diagnostic Clinic of Houston, a 60 physician multi-specialty internal medicine group in Houston, Texas. From 1992 to 1995, Mr. Breland served as Senior Vice President/Director of Physician Practice Management of American Medical International, and managed its Houston-based management services organization. From 1989 to 1992, Mr. Breland was employed as the director of family healthcare for Presbyterian Healthcare Services in Albuquerque, New Mexico. Mr. Breland received an associate degree in Radiologic Technology from Northeast Louisiana University, and is a Fellow of the American College of Medical Practice Executives.

     Suzanne E. Speak joined the Company in January 1997 as Vice President of Human Resources. From 1995 to 1997, Ms. Speak was Director of Human Resources for OneCare Health Industries, Inc., a physician group practice comprised of 32 practice locations and 105 physicians located in Houston, Texas. From 1989 to 1995, she served in various human resource capacities with Hermann Hospital in Houston, Texas, including physician recruitment. Ms. Speak received a Bachelor of Arts degree, majoring in Communications, from Baylor University.

     Eugene Metoyer joined the Company as Chief Information Officer in November 1997. He served in various capacities with Avanti Health Systems of Houston, Inc. from 1995 to 1997, most recently as associate director of information systems. From 1989 to 1995, he served in various capacities with Hermann Hospital in Houston, Texas, most recently as a data communications analyst. Mr. Metoyer has an associate of applied science degree from ITT Technical Institute in Houston, Texas.

     George S. Conomikes has served as a director of the Company since December 30, 1997. Since its founding in 1971, Mr. Conomikes has served as President of Conomikes Associates, Inc., a national medical practice management consulting firm. Mr. Conomikes received a Bachelor of Arts from Middlebury College, Middlebury, Vermont, and a Master of Arts in Economics from the University of Chicago.

     Raymond P. Landry has served as a director of the Company since December 30, 1997. Since 1995, he has served as Executive Vice President of WRT Energy Corp., a publicly-traded oil and gas company located in Houston, Texas. From 1991 to 1995, he was Executive Vice President and Chief Financial Officer of OPI International, Inc., a marine pipeline and construction company located in Houston, Texas. Since 1992, Mr. Landry has served as a director of Dupre Transport, Inc., a tank and general cargo carrier located in Lafayette, Louisiana. Mr. Landry graduated from Louisiana State University with a Bachelor of Science in Business Administration.

     Philip A. Tuttle has served as a director of the Company since December 30, 1997. He has served as President, Chief Executive Officer, Chairman of the Board and a Director of Zydeco Exploration, Inc., an oil and gas company located in Houston, Texas, from its formation in 1993 to 1995, and continues to serve on its Board of Directors. Since 1997, he has been general partner of Davis Tuttle Venture Partners, L.P., a private investment partnership located in Houston, Texas. From 1990 to 1995, Mr. Tuttle was a director of Quality Tubing, Inc., a Houston, Texas based manufacturer of steel coil tubing for the energy services industry, becoming Chairman of the Board in 1992. Since 1989, he has been a general partner of Davis Venture Partners, L.P., a private investment partnership located in Houston, Texas. Mr. Tuttle is a founder and former President of the Houston Venture Capital Association. He was also President and a director of the Houston Chapter of the Association for Corporate Growth, Chairman of the Accounting Council at Rice University-Jones Graduate School of Administration and a member of the Board of Governors of the National Association of Small Business Investment Companies. In addition, Mr. Tuttle serves on the Board of Drypers Corp., a publicly traded company that manufactures and distributes disposable diapers. He is a Certified Public Accountant and Fellow of the Institute of Directors, London, England. Mr. Tuttle received a BA in Economics from Rice University and a MBA from Northwestern University.

     James D. Weaver became a Director of the Company effective December 30, 1997. Since its formation in 1997, Mr. Weaver has been a director of Group Maintenance America Corp. ("GMAC"), a publicly-held provider of heating, ventilation and air conditioning services. From October 1996 to April 1997, Mr. Weaver served as Director of GMAC's predecessor, GroupMAC Management Co. Mr. Weaver has been the President of the Gordon and Mary Cain Foundation, a nonprofit organization, since 1988 and the Director of the Good Samaritan Foundation, a nonprofit organization, since 1986, both of which are based in Houston, Texas. Mr. Weaver received a Bachelor of Arts degree from the University of Houston and a Masters of Arts degree from Syracuse University.

     Richard A. Silver, M.D. will become a director of the Company at the Closing of the Offering. Dr. Silver has been a shareholder of Tucson Orthopaedic Surgery Association, a Founding Affiliate, since 1973. Dr. Silver is a board certified Diplomate of the National Board of Medical Examiners (1966), the American Board of Orthopaedic Surgery (1972), the American Board of Forensic Examiners (1996) and the American

Board of Forensic Medicine (1996). Dr. Silver received his Bachelor of Science and his Doctor of Medicine degrees from the University of Illinois.

     Charles C. Wells, Jr., M.D. will become a director of the Company at the Closing of the Offering. Dr. Wells is a shareholder of Neurology Associates and Central Georgia Center for Sleep Disorders, both of which are Founding Affiliates, and has been practicing medicine in the state of Georgia since 1978. Dr. Wells is a board certified Diplomate of the National Board of Medical Examiners (1978), the American Board of Physiatry and Neurology (1983) and the American Board of Sleep Disorders (1993). Dr. Wells received his Bachelor of Science degree from the University of Georgia, and his Doctor of Medicine degree from the Emory University School of Medicine.

BOARD OF DIRECTORS

     Following the Offering, each member of the Board of Directors who is not a full-time employee of the Company, will be paid (i) $1,000 per meeting of the Board of Directors or any committee thereof at which the director is present, and $500 for each meeting he attends telephonically and (ii) reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee thereof. Upon being named a director, each director who is not an employee of the Company will receive options to purchase 10,000 shares of Common Stock, and will also be granted, on an annual basis, options to purchase 5,000 shares of Common Stock, exercisable at the market price of the Common Stock when the options were granted by the Company. Directors who are full-time employees of the Company will not receive any compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the Company's executive officers have or currently serve as a member of another entity's compensation committee, and no member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

     Summary Compensation of Executive Officers. The following table sets forth for the fiscal year ended December 31, 1997 all compensation received or accrued by the Chief Executive Officer and by each of the other most highly compensated executive officers ("Named Executive Officers"):

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                       ANNUAL COMPENSATION     ------------------
                                                       --------------------       COMMON STOCK
NAME AND PRINCIPAL POSITION                             SALARY       BONUS     UNDERLYING OPTIONS
---------------------------                             ------       -----     ------------------
Robert F. Strange, Jr.
  Chairman of the Board and Chief Executive
  Officer..........................................    $195,000(1)       --         300,000
Terence D. Jung
  President and Chief Operating Officer............    $165,833(1)   $5,050         370,000
William D. McClellan, Jr.
  Vice President of Finance and Secretary..........    $113,835      $3,108         200,000

---------------

(1) Includes $133,000 and $11,000 of 1997 salary deferred by Messrs. Strange and Jung, respectively, until consummation of the Offering.

     During the term of their individual employment agreements, the base salaries of Messrs. Strange, Jung and McClellan are subject to certain automatic annual increases. Mr. Strange's base salary shall increase to $225,000, $235,000 and $250,000, respectively, in years three, four and five of his employment; Mr. Jung's base salary shall increase to $200,000 in years three and four of his employment, and to $210,000 in year five; and, Mr. McClellan's base salary shall increase to $150,000 in years four and five of his employment. Mr. Strange will receive a success bonus of $15,000 on the closing of the Offering.

     Commencing one full calendar quarter after the Offering, Messrs. Strange, Jung and McClellan will be eligible to receive a quarterly bonus measured as a percentage of the increase in pre-tax net income per share of the Company over the pre-tax net income per share for the most recent calendar quarter (the "PTNI Increase"), times the number of shares outstanding at the end of the quarterly period for which the bonus is granted. Under terms of their respective employment agreements, Mr. Strange will be eligible to receive a bonus equivalent to 6% of the PTNI Increase, not to exceed 150% of his quarterly base salary; Mr. Jung will be entitled to receive a bonus equivalent to 5% of the PTNI Increase, not to exceed 150% of his quarterly base salary; and Mr. McClellan will be entitled to receive a bonus equivalent to 2% of the PTNI Increase, not to exceed 100% of his quarterly base salary.

     Grants of Stock Options. The following table sets forth information concerning individual grants of stock options made during the period from January 1, 1997 to December 31, 1997 to the Named Executive Officers:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                            -----------------------------------------------------      VALUE AT ASSUMED
                                           % OF TOTAL                                    ANNUAL RATES
                              NUMBER        OPTIONS                                     OF STOCK PRICE
                            OF SHARES      GRANTED TO     EXERCISE                       APPRECIATION
                            UNDERLYING    EMPLOYEES IN     OR BASE                   FOR OPTION TERMS(2)
                             OPTIONS         FISCAL       PRICE PER    EXPIRATION    --------------------
          NAMES              GRANTED          YEAR          SHARE         DATE          5%         10%
          -----             ----------    ------------    ---------    ----------    --------    --------
Robert F. Strange, Jr.....        --           --              --            --
Terence D. Jung...........   100,000          33%           $0.30       11/2007
Michael J. Faulkner.......   100,000          33%           $0.30       11/2007
William D. McClellan,
  Jr......................        --           --              --            --
James T. Breland..........    50,000          16%           $0.30       11/2007

---------------

(1) Stock appreciation rights were not granted during fiscal 1997.

(2) These amounts represent certain assumed rates of appreciation over the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises and Common stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in the table will be achieved.

     Option Exercises and Fiscal Year End Values. The following table sets forth at December 31, 1997 the number of options and the value of unexercised options held by the Named Executive Officers. None of these individuals exercised any options during the last fiscal year.

                             FISCAL YEAR END OPTION

                                                 NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                      OPTIONS AT                      OPTIONS AT
                                                  DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                             ----------------------------    ----------------------------
                  NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                  ----                       -----------    -------------    -----------    -------------
Robert F. Strange, Jr....................      62,500          237,500         $               $
Terence D. Jung..........................      45,000          325,000
Michael J. Faulkner......................          --          100,000
William D. McClellan, Jr.................      33,333          166,667
James T. Breland.........................          --           50,000

---------------

(1) Based upon an assumed initial public offering price of $          .

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Strange providing for an annual base salary of $195,000 with a five year term. Additionally, the Company has entered into employment agreements with Messrs. Jung, Ryan, Faulkner, McClellan and Breland providing for annual base salaries of $185,000, $150,000, $140,000, $130,000 and $120,000, respectively, with initial terms of three years with an automatic renewal for two additional years unless prior notice of termination is provided. The Company may terminate any of these employment agreements (i) for cause, (ii) without cause upon no more than 60 days prior notice, or (iii) upon death or disability of the employee. Generally, if the employee is terminated by the Company without cause, the Company is required to pay such employee a lump sum severance equal to one-half the applicable annual base salary during the initial period and a full annual base salary if terminated during the extended term. In addition, upon a change in control, the Company will pay the employee any accrued salary, benefits or reimbursements and the employee's options to acquire shares of Common Stock will fully vest and become immediately exercisable. With the exception of Mr. Jung's agreement, each of the other agreements prohibit the employee from competing with the Company for a period of one year following termination of employment.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, contains indemnification provisions which require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company. The Restated Certificate of Incorporation, as amended, also provides that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by law with respect to any claims made against such person by reason of the fact that such person was serving as officer, director, employee or agent of the Company, or serving at the Company's request as a director, officer, partner, trustee or agent of an entity affiliated with the Company.

1996 STOCK OPTION PLAN

     In September 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the granting of stock options ("Options") to directors, executive officers, certain other key employees and certain non-employee consultants of the Company. Within certain limitations provided by the 1996 Stock Option Plan, such Options may include provisions regarding vesting, exercise price, the amount of each grant and other terms as shall be approved by the Board of Directors or by a committee designated by the Board. Options granted under the 1996 Stock Option Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options"), or those that do not qualify as such ("Nonqualified Options"). The 1996 Stock Option Plan, which permits up to 1,500,000 shares of Common Stock to be issued, terminates in September 2006. As
of the date of the Offering, 1,245,000 Options are outstanding and           of
these Options are vested.

     The 1996 Stock Option Plan is administered by the Board of Directors or by the Compensation Committee of the Board, which committee, to the extent required, will be constituted so as to qualify for certain exemptions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to satisfy the requirements of Section 162(m) of the Code. Subject to the terms of the 1996 Stock Option Plan, the Board of Directors or the Compensation Committee determines the persons to whom Options are granted and the terms and the number of shares covered by each Option. The term of each Option may not exceed ten years from the date the Option is granted, or five years in the case of an Incentive Option granted to a holder of more than 10% of the fully diluted capital stock of the Company. Subject to the terms of each Option Agreement, Options may become exercisable six months after the date of grant and may continue to be exercisable, in whole or in part, up to ten years after the date of grant, as determined by the Board of the Compensation Committee.

     The 1996 Stock Option Plan provides that all Non-qualified Options and Incentive Options which are not exercisable on the date of termination of an optionholder's employment generally expire when the optionee ceases to be affiliated with the Company, except in the event of a change in control of the Company; however, the Board of Directors or the Compensation Committee may, in its discretion, permit the holder to exercise unvested Options following such termination for specified periods of time if the six-month waiting period has been satisfied, or upon the death or disability of the holder. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The 1996 Stock Option Plan provides that each stock option agreement with respect to any Non-qualified Option or Incentive Option shall specify the effects of termination of employment or consulting on exercisability of such options.

     The 1996 Stock Option Plan contains a provision accelerating the exercisability of Options upon the occurrence of specified events, including merger, consolidation, dissolution or liquidation of the Company, sale of all or substantially all of the assets of the Company, acquisition, ownership or control of more than 50% of the outstanding shares of voting Common Stock by any person or entity and a change in a majority of the Board of Directors as a result of or in connection with a contested election of directors. The acceleration of vesting of Options in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

     Payment on the exercise of an Option may be in cash, by check or, at the discretion of the Board, by delivery of shares of Common Stock with a "fair market value," as defined in the 1996 Stock Option Plan, equal to the aggregate exercise price, or by means of a "cashless exercise" involving the sale of shares by, or a loan from, a broker.

     The following options have been issued under the 1996 Stock Option Plan. Mr. Strange has received options to purchase 150,000 shares over the initial 36 month period of his employment at an exercise price of $.01 per share, and has also received options to purchase an additional 150,000 shares over the subsequent 24 month period of his employment at an exercise price of $.50 per share. Mr. Jung has received options to purchase 135,000 shares over the initial 36 month period of his employment at an exercise price of $.01 per share, options to purchase an additional 135,000 shares over the subsequent 24 month period of his employment at an exercise price of $.50 per share, and options to purchase 100,000 shares over the final 48 month period of his initial five year term of employment at an exercise price of $.30 per share. Mr. McClellan has received options to purchase 100,000 shares over the initial 36 month period of his employment at an exercise price of $.01 per share, and has also received options to purchase an additional 100,000 shares over the subsequent 24 month period of his employment at an exercise price of $.50 per share. Mr. Grigsby has received options to purchase 25,000 shares over the initial 36 month period of his employment at an exercise price of $.03 per share. Messrs. Faulkner, Breland and Metoyer received options to purchase 100,000, 50,000 and 15,000 shares, respectively, over the initial 60 month period of their employment at $.30 per share. Ms. Speak has received options to purchase 10,000 shares over the initial 60 month period of her employment at $1.00 per share. Effective with his employment, Mr. Ryan will receive options to purchase 100,000 shares over the initial 36 month period of his employment at an exercise price of $1.50 per share, and will also receive options to purchase an additional 50,000 shares over the subsequent 24-month period of his employment at an exercise price equal to the initial public offering price.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     In December 1997, the Board of Directors of the Company approved the Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Stock Option Plan"). Pursuant to further action by the Board of Directors and under the terms of the Non-Employee Directors Stock Option Plan, the Company has approved Non-qualified Options for each of the initial Non-Employee Directors as follows (the "Non-Employee Director Awards"): (i) the automatic grant to each of the initial Non-Employee Directors (including those elected to begin service upon completion of the Offering) of options to purchase 10,000 shares, effective as of the date of adoption of the Non-Employee Director Stock Option Plan at an exercise price equal to $1.00 per share, (ii) the automatic grant to each Non-Employee Director elected after the completion of the Offering of options to purchase 5,000 shares, effective on the date of such person's initial election as a director, at an exercise price equal to the fair market value of the Common Stock on the date of such grant, and (iii) the automatic grant to each Non-Employee Director of options to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months following such person's election as a director, at an exercise price equal to the fair market value of the Common Stock on the date of such grant. The Company has reserved 250,000 shares of Common Stock for issuance pursuant to the Non-Employee Director Awards; however, the Board of Directors may revoke at any time the next automatic grant of options otherwise provided for pursuant to the Non-Employee Director Awards. Each option granted pursuant to the Non-Employee Director Awards shall be exercisable in full upon receipt and shall expire ten years after the date of grant, unless sooner exercised or canceled due to termination of service or death.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial Common Stock ownership as of the date of this Offering, by (i) each director and executive officer of the Company, (ii) all directors and officers as a group and
(iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares shown to be beneficially owned by them, except to the extent such power is shared by a spouse under applicable law.

                                                   SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY
                                                       PRIOR TO OFFERING        OWNED AFTER OFFERING
                                                   -------------------------    --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER            NUMBER      PERCENT(2)      NUMBER      PERCENT
     ------------------------------------            ------      -----------     ------      -------
Robert F. Strange, Jr.(1)(2)(3)................    1,355,000        36.3%
Terence D. Jung(2).............................      323,750         8.7%
Terry K. Dorsey................................      200,000         5.4%
Richard C. Holdren.............................      200,000         5.4%
William D. McClellan, Jr.(2)...................      181,667         4.9%
Raymond P. Landry(2)(3)........................       35,000            *
George S. Conomikes(2).........................       10,000            *
Philip A. Tuttle(2)............................       10,000            *
James D. Weaver(2).............................       10,000            *
Richard A. Silver, M.D.(2).....................       10,000            *
Charles C. Wells, Jr., M.D.(2).................       10,000            *
All executive officers, directors and persons
  nominated to become directors as a group (15
  persons)(2)..................................    1,971,250        52.8%

---------------

*    Less than one percent.

(1) Includes 400,000 shares held by Robert F. Strange, Jr. as Trustee for the benefit of the Robert F. Strange, Jr. Family Trust; 200,000 shares held by Robert F. Strange, Jr. as Trustee for the benefit of Robert F. Strange, Jr. Children's Trust; 200,000 shares held by Robert F. Strange, Jr. as Trustee for the benefit of the Marian Strange Cheatham Family Trust; 50,000 shares held by Robert F. Strange, Jr. as Trustee for the benefit of the Robert F. Strange, Sr. Trust.

(2) Includes 75,000 shares, 73,750 shares and 41,667 shares issuable upon exercise of outstanding stock options to Messrs. Strange, Jung and McClellan, respectively, which are exercisable within 60 days of the Offering. Additionally, includes 10,000 shares issuable upon exercise of outstanding stock options to each of Messrs. Landry, Conomikes, Tuttle, Weaver, Silver and Wells, and an aggregate of 266,250 shares issuable to all executive officers and directors as a group.

(3) Does not include $1,600,000 and $50,000 worth of shares of Common Stock issuable upon exercise of outstanding warrants held by Messrs. Strange and Landry, respectively.

                              CERTAIN TRANSACTIONS

     Set forth below is a description of transactions entered into between the Company and certain of its stockholders, executive officers or directors. Certain of the relationships between the Company and such persons may result in conflicts of interest between the Company and such persons.

     In connection with the organization of the Company, on November 1, 1995, the Company issued 400,000 shares to Robert F. Strange, Jr., 400,000 shares to the Robert F. Strange, Jr. Family Trust, 200,000 shares to the Robert F. Strange, Jr. Children's Trust, and 200,000 shares to the Marian Strange Cheatham Family Trust (hereinafter, the trusts are collectively the "RFS Trusts"). Mr. Strange is trustee of each of the RFS Trusts and as such, is entitled to vote all shares of Common Stock held by such trusts on all matters which come before the stockholders of the Company. Mr. Strange currently serves as Chairman of the Board, Chief Executive Officer and Director of the Company. On November 1, 1995, the Company issued an additional 415,000 shares to seven other persons providing assistance in connection with the organization of the Company, including 200,000 shares to Richard C. Holdren, 40,000 shares to Terry K. Dorsey, and 15,000 shares issued to John Mark Strange, the cousin of Robert F. Strange, Jr. All of the foregoing shares were purchased for a cash consideration equal to the par value of the shares acquired (i.e. $.001 per share).

     During the period from December 19, 1995 through the date of this Prospectus, the Company issued an additional 1,845,000 shares of Common Stock to 22 persons. Those sales included 160,000 shares issued to Terry K. Dorsey. All of the shares issued by the Company during the period described above were issued for a cash purchase price equivalent to $.001 per share. Among the shares issued during the period, 300,000 shares were issued in conjunction with one-year loans in the aggregate amount of $300,000 made by the purchasers of such shares to the Company, including 30,000 shares purchased by Robert F. Strange, Jr. in connection with one year loans to the Company in the amounts of $30,000, and 25,000 shares purchased by Raymond P. Landry in connection with a one year loan to the Company in the amount of $25,000.

     In connection with the employment of Terence D. Jung, President and Chief Operating Officer, William D. McClellan, Jr., Vice President of Finance and Paul
M. Grigsby, Vice President of Operational Services, the Company issued 135,000 shares, 100,000 shares and 10,000 shares of Common Stock, respectively. The shares issued Messrs. Jung and McClellan were issued at a purchase price of $.001, and Mr. Grigsby's shares were issued at a purchase price of $.03 per share. As of April 30, 1997, Messrs. Jung and Mr. McClellan purchased an additional 65,000 shares and 40,000 shares, respectively, for a purchase price of $.05 per share. On October 1, 1997, Mr. Jung purchased an additional 50,000 shares for a purchase price of $.25 per share. Mr. Jung, Mr. McClellan and Mr. Strange have received certain options to acquire Common Stock under terms of their respective employment agreements. See "Executive Compensation."

     Mr. Dorsey and Mr. Holdren provided consulting services to the Company related to the acquisition of physician practices primarily during 1996 and 1997. Messrs. Dorsey and Holdren were paid $155,000 and $153,940, respectively, by the Company for these consulting services.

     In addition to the foregoing transactions, Robert F. Strange, Jr. has loaned $784,000 to fund operations of the Company under terms of unsecured promissory notes, payable on demand, and accruing interest at a rate of twelve percent per annum. In connection with the Company's May 31, 1997 private placement of 12% promissory notes and warrants to purchase Common Stock, Mr. Strange exchanged $300,000 of such unsecured promissory notes for a 12% promissory note of the Company in the principal amount of $300,000, and warrants to purchase up to $600,000 worth of Common Stock based on the Offering price exercisable at $0.05 per share. In connection with the Company's October 31, 1997 private placement of 12% promissory notes and warrants to purchase Common Stock, Mr. Strange exchanged the remaining $484,000 of such promissory notes together with $16,000 of accrued interest thereon for a 12% promissory note of the Company in the principal amount of $500,000, and warrants to purchase up to $1,000,000 worth of Common Stock based on the Offering Price exercisable at $0.25 per share. Also in connection with the Company's May 31, 1997 private placement of 12% promissory notes and warrants to purchase Common Stock, Raymond
P. Landry loaned the Company $25,000 in return for a 12% promissory note of the Company in the principal amount of $25,000, and warrants to purchase up to $50,000 worth of Common Stock based on the Offering Price exercisable at $0.05 per share.

TRANSACTIONS WITH FOUNDING AFFILIATES

     The following table provides certain information concerning the
Transactions:

                                                                      CONSIDERATION TO BE RECEIVED
                                                                ----------------------------------------
                                                                                             SHARE VALUE
                                                                           PROMISSORY        AT OFFERING
       FOUNDING AFFILIATED PRACTICE           LOCATION           CASH         NOTE              PRICE
       ----------------------------           --------           ----      ----------        -----------
                                                                         (DOLLARS IN THOUSANDS)
1.   Physician Surgery Center(1)       Houma, LA                $ 6,960(2)  $ 2,983(3)              --
2.   Neurology Associates(4)           Macon, GA                  2,958       2,248            $ 2,248
3.   Tucson Orthopaedic Fracture &     Tucson, AZ                 1,810       1,535(6)(7)        1,855
     Surgery Associates, Ltd.(5)
4.   Lee S. Pollack, M.D., P.A.        Houston, TX                2,200         700                500
5.   Desert Neurosurgery of Tucson,    Tucson, AZ                 1,075         625(7)           1,100
     P.C.
6.   Bone & Joint Surgical Clinic(8)   Houma, LA                  1,375         915                460
7.   San Augustine Family Medical      Houston, TX                1,000         500              1,000
     Clinic, L.L.P.(9)
8.   A. D. Walker, Jr. (A.P.M.C.)      Houma, LA                    935         525                600
9.   Louis Berman, M.D., P.A.          Houston, TX                  780         315                470
10.  Dr. Paul E. Wakim, Inc.           Fountain Valley, CA          381         330                440
11.  Walter F. Abendschein, M.D.,      Chevy Chase, MD              440         270                400(10)
     P.A.
12.  Cherry Way Orthopedics            Pittsburgh, PA               325         365                390
13.  Justo S. Avila, Jr., M.D.,        Houston, TX                  315         315(7)             420
     P.A.(11)
14.  Central Georgia Center for Sleep  Macon, GA                    397         302                302
     Disorders, Inc.
15.  Scott Forrer, M.D.                Tucson, AZ                   444         229                172
16.  Roy Gettel, M.D.(12)              Tucson, AZ                   290         165                220
                                                                -------     -------            -------
                                       Totals                   $21,685     $12,322            $10,577
                                                                =======     =======            =======

---------------

(1) The Company has agreed to guarantee $1,100,000 of debt to be undertaken by the Physician Surgery Center to expand its facilities after consummation of
     the Offering. The Company will also assume $          of the outstanding
     indebtedness of the Physician Surgery Center as of the Closing of the Offering.

(2) Includes $198,865 paid as earnest money by the Company to be applied against the purchase price. If the transaction does not close without fault of the Company, such earnest money shall be returned to the Company.

(3) The value of the promissory note is subject to upward adjustment based upon the actual earnings for the Physician Surgery Center for the 12 months immediately prior to the closing of the Offering. This promissory note is
     also convertible into           shares of Common Stock at the option of the
     members of this Founding Affiliate, based on the Offering price.

(4)  Dr. Charles C. Wells, Jr. owns    % of this Founding Affiliate, and will
     become a director of the Company on consummation of the Offering.

(5) Dr. Richard A. Silver is the sole owner of this Founding Affiliate, and will become a director of the Company on consummation of the Offering.

(6)  This promissory note is convertible into      shares of Common Stock at the
     option of the owner of this Founding Affiliate, based on the Offering price.

(7) Promissory Notes are subject to downward adjustments if the revenue of this Founding Affiliate in future periods fall below certain levels.

(8) The Company will loan $1,250,000 to the Physician Owner of this Founding Affiliate upon the closing of the Offering. The loan will bear interest at a rate of 7% with installments of principal and interest payable annually over six years. The note is secured by a pledge of the shares of Common Stock and the Promissory Note to be received by the Physician Owner of this Founding Affiliate in the Transaction.

(9) The Master Transaction Agreement requires that the Company pay monthly extension payments of $10,000 to this Founding Affiliate until the consummation of the Offering. As of the date of this Prospectus, the
     Company has paid $          . Unless extended, the Master Transaction
     Agreement expires April 30, 1998.

(10) The Shares of Common Stock are deliverable at closing of the Offering.

(11) The Master Transaction Agreement requires that the Company pay monthly extension payments of $2,500 to this Founding Affiliate until the consummation of the Offering. As of the date of this Prospectus, the
     Company has paid $          . Unless extended, the Master Transaction
     Agreement expires April 30, 1998.

(12) The consideration paid by the Company is subject to upward adjustment if the revenue of this Founding Affiliate for the 12 months immediately subsequent to the closing of the Offering exceeds certain levels.

COMPANY POLICY

     In the future, any material transactions between the Company and directors, officers, employees or other affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the Board, including a majority of disinterested members of the Board.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to the Company's Restated Certificate of Incorporation, as amended, the authorized capital stock of the Company consists of 30,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of serial preferred stock, $.001 par value per share ("Preferred Stock"). As of the Offering date, there were 3,460,000 shares of Common Stock outstanding, and no shares of Preferred Stock outstanding. On closing of the Transactions and the
Offering, the Company will have outstanding shares of           Common Stock,
          shares will be reserved for issuance to the Founding Affiliates and no shares of Preferred Stock will be outstanding. In addition, shares of Common Stock will be reserved for issuance pursuant to Warrants which will become immediately exercisable upon completion of the Offering.

     The following description of the Company's Capital Stock is a summary and does not purport to be complete. This summary does not give effect to applicable statutory or common law and is subject in all respects to the applicable provisions of the Company's Restated Certificate of Incorporation, as amended, which is included as an exhibit to the Registration Statement of which the Prospectus is part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which the stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to holders of Common Stock. Holders of Common Stock have no redemption, conversion, or preemptive rights.

PREFERRED STOCK

     None of the Company's authorized Preferred Stock is outstanding. The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Restated Certificate of Incorporation, as amended, and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

WARRANTS AND OPTIONS

     As of the date of the Prospectus, the Company has outstanding warrants to purchase 27,000 shares of Common Stock. The Company issued such warrants to third party consultants for services rendered. Each warrant has a three year term and entitles the holder to purchase one share of Common Stock at an exercise price of $1.00 per share.

     The Company also has outstanding 4,559 warrants to purchase $9,117,000 worth of Common Stock based on the share price under the Offering, exercisable at prices ranging from $.01 to $.25 per share. The warrants may be exercised immediately upon the successful completion of the Offering. The warrants expire three years from their date of grant, and if the Company does not successfully complete an initial public offering prior to such expiration, then each warrant shall entitle the holder to purchase 500 shares of Common Stock at a weighted average purchase price of $.20 per share.

     The exercise price and the number of shares purchasable upon the exercise of each warrant are subject to adjustment upon the occurrence of certain events, including the issuance of a dividend paid in stock, or a combination, subdivision, or reclassification of shares of Common Stock, or a stock split or reverse stock split. Warrant holders are not entitled, in such capacity, to receive dividends or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to vote at any such meeting, or to exercise any rights whatsoever as stockholders of the Company.

     The Company has issued certain options to purchase shares of Common Stock to certain executives of the Company. See "Executive Compensation."

REGISTRATION RIGHTS

     Transactions. In connection with the Transactions, the Company has agreed to grant the former stockholders of the Founding Affiliates certain registration rights with respect to the Common Stock to be issued to such stockholders in the Transactions. Under the terms of each Master Transaction Agreement, if the Company proposes to file a registration statement with the SEC to register shares of its Common Stock (other than in connection with the Offering), it must notify such stockholders of such proposed registration, and give them the opportunity to include their shares of Common Stock in the registration, subject to certain conditions. The stockholders can participate in only such registrations by the Company which occur between years two through five of the anniversary of the closing of this Offering, and the Company is not obligated to register any shares of Common Stock which are eligible to be sold pursuant to Rule 144(k) of the Securities Act (or any successor provision with substantially the same effect). The Company is also obligated to pay all costs associated with the registration of the Common Stock, except for the fees and expenses of legal counsel for such stockholders.

     Founders. The Company has also granted registration rights to certain founding stockholders of the Company holding in the aggregate 300,000 shares of Common Stock. These stockholders were granted registration rights by the Company because they also advanced to the Company an aggregate of $300,000 in cash for purposes of working capital. Included is 30,000 shares of Common Stock held by Robert F. Strange, Jr., the Chief Executive Officer and Chairman of the Board of the Company, and 25,000 shares of Common Stock held by Raymond P. Landry, a director of the Company. Under their separate agreements with the Company, if the Company proposes to file a registration statement with the SEC to register shares of its Common Stock (other than in connection with the Offering), it must notify such stockholders of such proposed registration, and allow them the opportunity to participate in such registration, subject to certain conditions. Under their agreements with the Company, these founding stockholders also have the right to demand the Company to register their shares of Common Stock under the Securities Act. In such a case, the stockholders and the Company will enter into an underwriting agreement in customary form with the managing underwriter, and the Company may also include some of its own shares of Common Stock in the registration if the managing underwriter so agrees. The Company is only obligated to effect one such demand registration for the benefit of these stockholders.

     Warrants. Pursuant to the terms of its outstanding warrants, if the Company proposes at any time to register any of its Common Stock under the Securities Act, it must also give timely notice to the holders of the warrants of its intention to do so. The holders then have the option to join their shares of Common Stock (after exercise of the warrants) in the public offering, subject to certain conditions. The Company is also not obligated under such a situation to register shares freely tradeable under Rule 144(k) of the Securities Act or any successor provision, but will bear all normal and customary expenses related to such registration.

     DELAWARE ANTI-TAKEOVER LAW. Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such stock, may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or cause by an Interested Stockholder, including mergers, asset sales, and other transaction in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

     The provisions of Section 203, coupled with the authority of the board of directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provision also could discourage, impede or prevent a merger, tender offer or proxy context, even if such event would be favorable to the stockholders. The stockholders of the Company, by adopting an amendment to the Company's Restated Certificate of Incorporation, as amended, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. Currently, however, neither the Company's Restated Certificate of Incorporation, as amended, nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

     SPECIAL PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND DELAWARE LAW. The provisions of the Restated Certificate of Incorporation, as amended, of the Company may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

     Pursuant to the Restated Certificate of Incorporation, as amended, the Board of Directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation, or other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

     The Restated Certificate of Incorporation, as amended, also requires that certain business combinations and reorganizations affecting the Company be approved by at least (i) seventy-five (75%) of the stockholders of the Company entitled to vote thereon, and (ii) at least a majority of the shares entitled to vote thereon, not including shares deemed beneficially owned by certain related persons, including any person, who together with "affiliates" and "associates" of such person, as defined in the Delaware General Corporation Law, beneficially owns 10% or more of the outstanding shares of Common Stock of the Company (collectively, "Related Persons"). The provisions of the preceding sentence do not apply to such business combinations and reorganizations which have been approved in advance by a two-third's vote of the members of the board of directors, not including the votes of any directors affiliated with the related persons, but such transactions must still comply with other provisions of the Company's Restated Certificate of Incorporation, as amended, and applicable law.

     LIMITATION OF DIRECTOR LIABILITY. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate of Incorporation, as amended, limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except liability for: (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     INDEMNIFICATION. To the maximum extent permitted by law, the Restated Certificate of Incorporation, as amended, provides for mandatory indemnification of directors and officers of the Company against all expense, liability and loss to which they may become subject, or which they may incur, as a result of being or having been a director or officer of the Company.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the
Common Stock is                        .

                        SHARES ELIGIBLE FOR FUTURE SALE

     On closing of the Transactions and the Offering,           shares of Common
Stock will be outstanding, and           shares of Common Stock will be reserved
for issuance to the Founding Affiliates. See "Certain Transactions-Transactions
with Founding Affiliates." In addition,           shares of Common Stock will be
reserved for issuance pursuant to Warrants which will become immediately
exercisable upon completion of the Offering. The           shares of Common
Stock offered hereby will be freely tradeable unless acquired by affiliates of the Company. All the remaining shares of Common Stock to be outstanding on the closing of the Transactions and the Offering may be resold publicly only following their effective registration under the Securities Act or pursuant to an exemption from the registration requirements of that act, such as Rule 144 thereunder.

     When the Offering closes, the Company also will have outstanding (i) options to purchase up to a total of 1,245,000 shares and 60,000 shares of Common Stock which were (or will have been) granted pursuant to the 1996 Stock Option Plan and the Non-Employee Director Stock Option Plan, respectively, and
(ii) warrants which provide for the issuance of up to           shares of Common
Stock. The Company intends to file a registration statement on Form S-8 to register the shares issuable pursuant to its 1996 Stock Option Plan and the Non-Employee Director Stock Option Plan. After that registration statement becomes effective, the shares registered thereby generally will on issuance be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company. See "Management--1996 Stock Option Plan" and "--the Non-Employee Director Stock Option Plan."

     In general, under Rule 144, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the Company or an affiliate of the Company, the holder (or holders whose shares of Common Stock are aggregated), of such restricted securities, including holders who may be deemed "affiliates of the Company," is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately shares on completion of the Offering) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed since the later of the date on which restricted securities were acquired from the Company or an affiliate of the Company, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without regard to the volume limitations and other conditions of Rule 144 described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof and is qualified in its entirety by reference thereto. The SEC has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and volume limitations described above.

     The Company and its directors, executive officers, stockholders and all persons who receive shares of Common Stock in connection with the Transactions have agreed not to directly or indirectly, offer for sale, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future
of) any shares of Common Stock or any securities, indebtedness or other rights exercisable for or convertible or exchangeable into shares of Common Stock prior to the expiration of one year after the date of this Prospectus (the "Lockup Period"), without the prior written consent of Pennsylvania Merchant Group except that the Company may issue Common Stock in connection with the Transactions and in connection with future acquisitions, on exercise of the warrants and pursuant to Awards under the 1996 Stock Option Plan and the Non-Employee Director Stock Option Plan, respectively, provided that the recipients of those shares agree not to offer or sell any of those shares during the Lockup Period.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Pennsylvania Merchant Group is acting as representative (the "Representative"), has agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                       UNDERWRITER                            COMMON STOCK
                       -----------                            ------------
Pennsylvania Merchant Group...............................
                                                               ---------
Total.....................................................
                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of additional shares of Common Stock, at the public offering price less the underwriting discount, as set forth on the cover of the Prospectus. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of
them, as shown in the foregoing table, bears to the           shares of Common
Stock offered. The underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of Common Stock offered hereby.

     The Company, its officers and directors and certain stockholders, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any securities of the Company which are substantially similar to the shares of Common Stock or which are convertible or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of Pennsylvania Merchant Group except for the shares of Common Stock offered in connection with the Offering.

     The Representative has informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered by them.

     Prior to this Offering, there has been no public market for the shares. The initial public offering price was negotiated among the Company and the Representative. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "PHTR".

     In connection with the Offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The Underwriting Agreement provides that at Closing, the Representative will be paid a non-accountable expense allowance equal to 1% of the aggregate public offering price (including over-allotment option).

     Pennsylvania Merchant Group, the Representative of the several Underwriters listed above, acted as placement agent in connection with a private placement of the Company's securities which commenced November 1997 and was consummated December 1997, for which it has received normal and customary fees. In connection therewith, the Company also granted Pennsylvania Merchant Group a right of first offer to act as a managing underwriter or placement agent for public or private offerings of the Company's securities until November 1999. Pennsylvania Merchant Group has also acted as financial advisor to the Company in connection with the Transactions, for which it will receive at Closing, for
nominal consideration,           transferable warrants, each warrant entitling
the holder to purchase one share of Common Stock at a price of $          (120%
of the initial public offering price), and being exercisable for a period of four years commencing one year after the date of this Prospectus.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Chamberlain, Hrdlicka, White, Williams & Martin of Houston, Texas and Baker & Hostetler LLP of Houston, Texas, and for the Underwriters by Pepper Hamilton LLP. A member of Chamberlain, Hrdlicka, White, Williams & Martin holds 50,000 shares of Common Stock, 10 warrants to purchase $2,000 worth of Common Stock based on the share price under the Offering, exercisable at $.01 per share and the Company's $10,000 promissory note due June 30, 1998. A member of Baker & Hostetler holds 10,000 shares of Common Stock.

                                    EXPERTS

     The audited financial statements of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996, for the period from inception at November 1, 1995 to December 31, 1995, and for the period from inception at November 1, 1995 to December 31 1997 and the audited financial statements of Physicians Surgery Center as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Price Waterhouse LLP on the financial statements of the Company contains an explanatory paragraph relating to the Company's ability to continue as a going concern.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance that a reference is made to a contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference. A copy of the Registration Statement may be examined without charge at the Commission's principal offices at 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained over the Internet at http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements examined by an independent public accounting firm for each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Physicians Trust, Inc.
  Report of Independent Accountants.........................   F-2
  Balance Sheet.............................................   F-3
  Statement of Operations...................................   F-4
  Statement of Common Stockholders' Equity (Deficit)........   F-5
  Statement of Cash Flows...................................   F-6
  Notes to Financial Statements.............................   F-7
Physician Surgery Center
  Report of Independent Accountants.........................  F-14
  Balance Sheet.............................................  F-15
  Statement of Operations...................................  F-16
  Statement of Members' Equity..............................  F-17
  Statement of Cash Flows...................................  F-18
  Notes to Financial Statements.............................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Physicians Trust, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Physicians Trust, Inc. (the Company) at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years ended December 31, 1997 and 1996, the period from inception (November 1, 1995) to December 31, 1995 and the period from inception (November 1, 1995) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

Houston, Texas
February 20, 1998
  (except as to Note 9
  which is as of March 3, 1998)

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997       1996
                                                              -------    ------
                                    ASSETS
Current assets:
  Cash......................................................  $ 1,842    $  311
  Prepaids and other current assets.........................       37         4
                                                              -------    ------
          Total current assets..............................    1,879       315
                                                              -------    ------
Computer equipment..........................................      468
Furniture and fixtures......................................       87        24
Less -- accumulated depreciation............................      (23)       (4)
                                                              -------    ------
                                                                  532        20
                                                              -------    ------
Deferred transaction costs..................................      480       127
Deferred equity offering costs..............................      142         9
Deferred financing costs....................................      221        58
                                                              -------    ------
                                                              $ 3,254    $  529
                                                              =======    ======

             LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable, net of unamortized warrant discounts of
     $3,068 and $124........................................  $ 1,737    $  782
  Accounts payable and other accrued liabilities............      436        64
  Accrued interest..........................................      195        28
  Accrued compensation costs................................      223        62
  Accrued professional fees.................................      881       431
                                                              -------    ------
          Total current liabilities.........................    3,472     1,367
                                                              -------    ------
Redeemable preferred stock, $.001 par value, 2,000,000
  shares authorized; no shares issued or outstanding
Common stockholders' equity (deficit):
  Common stock, $.001 par value, 30,000,000 shares
     authorized, 3,460,000 and 3,090,000 shares issued and
     outstanding, respectively..............................        3         3
  Additional paid-in capital................................       64
  Common stock warrants.....................................    3,435       124
  Deficit accumulated during development stage..............   (3,720)     (965)
                                                              -------    ------
          Total common stockholders' deficit................     (218)     (838)
                                                              -------    ------
Commitments and contingencies (Note 7)......................
                                                              -------    ------
                                                              $ 3,254    $  529
                                                              =======    ======

   The accompanying notes are an integral part of these financial statements.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      FROM INCEPTION   FROM INCEPTION
                                                  YEAR ENDED           (NOVEMBER 1,     (NOVEMBER 1,
                                                 DECEMBER 31,         1995) THROUGH    1995) THROUGH
                                            -----------------------    DECEMBER 31,     DECEMBER 31,
                                               1997         1996           1995             1997
                                            ----------   ----------   --------------   --------------
Development stage expenses:
  Professional fees.......................  $      934   $      620     $       10       $    1,564
  Compensation and benefits...............         758          182                             940
  Office expenses.........................         131           70                             201
  Travel and related costs................         135           51                             186
  Compensation expense incurred in
     connection with the issuance of
     common stock.........................          37                                           37
  Depreciation............................          19            4                              23
                                            ----------   ----------     ----------       ----------
                                                 2,014          927             10            2,951
                                            ----------   ----------     ----------       ----------
Loss from operations......................      (2,014)        (927)           (10)          (2,951)
Other expense:
  Interest expense........................         741           28                             769
                                            ----------   ----------     ----------       ----------
Net loss..................................  $   (2,755)  $     (955)    $      (10)      $   (3,720)
                                            ----------   ----------     ----------       ----------
Loss per share:
  Basic and diluted.......................  $     (.82)  $     (.41)    $     (.01)      $    (1.41)
                                            ----------   ----------     ----------       ----------
Weighted average shares outstanding.......   3,352,986    2,327,295      1,643,750        2,638,913
                                            ==========   ==========     ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       DEFICIT
                                            COMMON STOCK                             ACCUMULATED
                                          ----------------   ADDITIONAL    COMMON      DURING
                                                      PAR     PAID-IN      STOCK     DEVELOPMENT
                                           SHARES    VALUE    CAPITAL     WARRANTS      STAGE       TOTAL
                                          ---------  -----   ----------   --------   -----------   -------
BALANCE, inception (November 1, 1995)...

Issuance of Common Stock for cash.......  1,965,000   $2                                           $     2
Net loss................................                                               $   (10)        (10)
                                          ---------   --        ---        ------      -------     -------

BALANCE, December 31, 1995..............  1,965,000    2                                   (10)         (8)

Issuance of Common Stock for cash.......  1,325,000    1                                                 1
Cancellation of Common Stock............  (200,000)
Issuance of Common Stock warrants in
  connection with notes payable.........                                   $  124                      124
Net loss................................                                                  (955)       (955)
                                          ---------   --        ---        ------      -------     -------

BALANCE, December 31, 1996..............  3,090,000    3                      124         (965)       (838)

Issuance of Common Stock for cash.......    305,000             $22                                     22
Issuance of Common Stock warrants in
  connection with notes payable.........                                    3,311                    3,311
Issuance of Common Stock below market
  value.................................     65,000              42                                     42
Net loss................................                                                (2,755)     (2,755)
                                          ---------   --        ---        ------      -------     -------

BALANCE, December 31, 1997..............  3,460,000   $3        $64        $3,435      $(3,720)    $  (218)
                                          =========   ==        ===        ======      =======     =======

   The accompanying notes are an integral part of these financial statements.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   FROM INCEPTION    FROM INCEPTION
                                                  YEAR ENDED        (NOVEMBER 1,      (NOVEMBER 1,
                                                 DECEMBER 31,      1995) THROUGH     1995) THROUGH
                                               ----------------     DECEMBER 31,      DECEMBER 31,
                                                1997      1996          1995              1997
                                               -------    -----    --------------    --------------
Cash flows from operating activities: --
  Net loss...................................  $(2,755)   $(955)        $(10)           $(3,720)
  Noncash adjustments:
     Depreciation............................       19        4                              23
     Amortization of financing costs.........      196                                      196
     Amortization of debt discount related to
       common stock warrants.................      367                                      367
     Compensation expense incurred in
       connection with the issuance of common
       stock.................................       37                                       37
  Cash provided (used) by changes in:
     Prepaids and other current assets.......      (28)      (4)                            (32)
     Accounts payable and accrued
       liabilities...........................      680      439            9              1,128
                                               -------    -----         ----            -------
          Net cash used by operating
            activities.......................   (1,484)    (516)          (1)            (2,001)
                                               -------    -----         ----            -------
Cash flows from investing activities:
  Acquisition of equipment...................     (194)     (24)                           (218)
  Payment of deferred transaction costs......     (282)     (16)                           (298)
                                               -------    -----         ----            -------
     Net cash used by investing activities...     (476)     (40)                           (516)
                                               -------    -----         ----
Cash flows from financing activities:
  Payment of deferred financing costs........     (339)     (41)                           (380)
  Payment of deferred equity offering
     costs...................................      (75)                                     (75)
  Proceeds from issuance of notes payable....    3,898      856           50              4,804
  Payment of notes payable...................      (15)                                     (15)
  Proceeds from sale of common stock.........       22        1            2                 25
                                               -------    -----         ----            -------
          Net cash provided by financing
            activities.......................    3,491      816           52              4,359
                                               -------    -----         ----            -------
Increase (decrease) in cash..................    1,531      260           51              1,842
Cash:
  Beginning of period........................      311       51
                                               -------    -----         ----            -------
  End of period..............................  $ 1,842    $ 311         $ 51            $ 1,842
                                               =======    =====         ====            =======
Noncash transactions:
  Deferred transaction costs in accrued
     professional fees.......................  $    71    $ 111                         $   182
  Deferred equity offering cost in accrued
     professional fees.......................       58        9                              67
  Deferred financing costs in accrued
     professional fees.......................       20       17                              37
  Deferred compensation expense on options
     granted.................................        5                                        5
  Issuance of common stock warrants..........    3,311      124                           3,435
  Conversion of interest to long term debt...       16                                       16
  Purchase of equipment through direct
     financing...............................      337                                      337

        The accompanying notes are an integral part of these statements.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Physicians Trust, Inc. (the Company), a Delaware corporation, was organized in November 1995 as a physician practice management company concentrating on the affiliation, administrative management and development of orthopedic, neurology, neurosurgery, pain management and rheumatology physician practices, and related ancillary services such as integrated diagnostic services and outpatient surgical systems throughout the United States.

     To date, the Company has been engaged in developing its business plan and physician practice affiliation model; recruiting management and operational personnel; identifying, contacting and presenting its business plan and physician practice affiliation model to numerous physician groups; obtaining and structuring financing for the Company's operations and physician practice affiliations; and related development efforts. As of February 20, 1998, the Company has executed master transaction agreements with 14 physician practices for the purchase of the nonmedical assets of the practices and entry into 40-year management agreements with the physician practices. In addition, the Company has entered into purchase agreements to acquire the assets of a sleep disorder center and a controlling interest in a surgery center. Execution of the master transaction agreements, purchase of the sleep disorder center and an interest in the surgery center are referred to in these footnotes as the "Transactions." The Transactions are to become effective concurrently with the Company's initial public offering (IPO) of the Company's common stock.

     The following is a summary of the Company's significant accounting policies:

REVENUE RECOGNITION

     The Company expects to recognize revenue based on contractual fees earned under long-term management services agreements with affiliated physician practices and ancillary services provided in support of these practices. Since the Company is in the developmental stage and has not entered into any long-term management services agreements as of December 31, 1997, it has not yet recognized any revenue.

EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128 establishes standards for computing and presenting earnings per share (EPS). Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company's diluted EPS is equal to Basic EPS for 1997, 1996 and 1995 as the effect of exercising or converting the Company's outstanding options and warrants into common stock is antidilutive. Options and warrants to purchase 1,102,000 and 770,000 shares of common stock in 1997 and 1996, respectively, and warrants to purchase $9,117 and $620 worth of common stock at the IPO price in 1997 and 1996, respectively, were excluded from the Company's diluted EPS.

EQUIPMENT

     Equipment is stated at cost. Depreciation of equipment is provided for using the straight-line method over the estimated useful life of three to five years.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED TRANSACTION COSTS

     Costs incurred directly related to and affecting the Transactions, primarily professional fees, are deferred and will be recorded as a component of the transaction cost in the period that the Transactions are consummated. Deferred transaction costs related to physician practice affiliations which are not consummated are expensed in the period that management determines the affiliation with the physician practice is unlikely.

DEFERRED FINANCING COSTS

     Costs directly associated with the completion of debt financing transactions are deferred and recognized as interest expense using the imputed interest method over the debt term.

DEFERRED EQUITY OFFERING COSTS

     Costs directly associated with the completion of the initial registration are deferred and will be recognized as a reduction of proceeds from the equity offering.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. Because of inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

     Deferred transaction costs and deferred equity offering costs have been capitalized as management believes the Company will successfully execute the planned IPO. If the IPO is not successfully completed, such costs may be impaired and charged to results of operations.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. NOTES PAYABLE

     Notes payable consists of:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997       1996
                                                              -------     -----
Stockholder notes payable ranging from $10 to $60 bearing
  interest at 12%; principal and interest due at various
  times from March 1998 through May 1998....................  $   285     $ 300
Promissory notes payable ranging from $10 to $100 bearing
  interest at 12%; principal and interest due at the earlier
  of the initial public offering or June 30, 1998...........      310       310
Promissory notes payable ranging from $25 to $300 bearing
  interest at 12% principal and interest due at the earlier
  of the initial public offering or October 31, 1998........      710
Promissory notes payable ranging from $15 to $500 bearing
  interest at 12% principal and interest due at the earlier
  of the initial public offering or December 31, 1998.......    3,500
Majority stockholder demand notes ranging from $3 to $62
  bearing interest at 12% per annum.........................                296
                                                              -------     -----
                                                                4,805       906
Unamortized warrant discount................................   (3,068)     (124)
                                                              -------     -----
                                                              $ 1,737     $ 782
                                                              =======     =====

     Stockholder notes at December 31, 1997 and 1996 include $30 due to the majority stockholder.

     Promissory notes bearing interest at 12% were made with accredited investors in three debt offerings. The debt offerings sold the notes in $1 units which included one detachable warrant for each $1 in debt principal. The Company issued 4,210 and 310 detachable warrants in the years ended December 31, 1997 and 1996, respectively. Each warrant has a three-year term and entitles the holder to purchase up to $2 worth of shares of the Company's common stock, based on the per share price in an initial public offering of the Company's common stock at a weighted average exercise price of $0.20 per share. Each warrant may be exercised any time after the IPO until expiration. If the Company does not complete an IPO prior to the expiration of the warrant, each entitles the holder to purchase up to 500 shares of the Company's common stock at a weighted average exercise price of $0.20 per share.

     In December 1997 the Company amended the 1996 debt offering to extend the maturity date from December 31, 1997 to the earlier of the IPO date or June 30, 1998. As an incentive to defer principal and accrued interest payments related to the 1996 debt offering, the debt holders were issued 39 warrants. Each warrant has a three-year term and entitles the holder to purchase up to $2 worth of shares of the Company's common stock at an average exercise price of $0.01 per share. Each warrant may be exercised any time after the IPO until expiration. If the Company does not complete an IPO prior to the expiration of the warrant, each entitles the holder to purchase up to 500 shares of the Company's common stock at an average exercise price of $0.01 per share.

     The fair market value of the detachable warrants totaled $3,435 determined as of the dates of issuance. The warrant value is recognized as a component of the Company's stockholders' equity and as a discount to the related 12% promissory notes. The discount is charged to interest expense over the terms of the promissory notes. For the year ended December 31, 1997, $367 was charged to interest expense associated with such warrant discounts.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On December 30, 1997, the Company issued 27,000 warrants to third party consultants for services rendered. Each warrant has a three-year term and entitles the holder to purchase one share of the Company's common stock at an exercise price of $1.00 per share. These warrants were valued at $0.49 per share based on independent appraisal.

     During the years ended December 31, 1997 and 1996, the Company issued $488 and $296, respectively, in demand notes bearing interest at 12% per annum to the majority stockholder. In 1997, the majority stockholder converted these demand notes, plus $16 in accrued interest, into 800 units of promissory notes bearing interest at 12% per annum.

3. INCOME TAXES

     At December 31, 1997, the Company has a net operating loss carryforward of approximately $3,711 available for federal income tax purposes which expires in 2011 to 2012. The net operating loss has resulted in a net deferred tax asset of approximately $1,410. Because the Company has a history of losses, management has provided a valuation allowance in full for the net deferred tax asset.

4. CAPITAL STOCK

     The Company issued 1,370,000 shares of common stock in 1996 and 1,965,000 shares of common stock in 1995 for cash at the fair market value price of $0.001 per share.

     During the period from January 1997 through April 1997, the Company issued 180,000 and 105,000 shares of common stock for cash at a price of $0.001 and $0.05, respectively, per share. The shares issued during the period January 1997 through April 1997 were valued at $0.13 per share based on an independent appraisal. Furthermore, in June 1997 and October 1997, respectively, the Company issued 20,000 and 65,000 shares of common stock to members of management at average cash prices of $0.15 and $0.25 per share. These shares were valued at $0.20 and $0.25 per share, respectively, based on an independent appraisal. The difference between the cash received for the shares of common stock issued during the periods January 1997 through April 1997 and June 1997 through October 1997 and the fair value of those shares as of the dates of issuance has been recognized as compensation expense totaling $37 in the statement of operations for the year ended December 31, 1997.

     At December 31, 1997, shares of common stock are reserved for issuance in connection with the future exercise of 4,559 warrants to purchase up to $2 worth of common stock per warrant, based on the Company's IPO price per share, with a weighted average exercise price of $0.20 per share. The number of shares to be issued in connection with all warrants will be the result of dividing $9,117 by the effective IPO price per share. Additionally, at December 31, 1997, 1,075,000 shares of common stock are reserved for issuance in connection with the Company's stock option plan (see Note 5).

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. STOCK OPTION PLAN

     The Company sponsors a stock option plan through which eligible employees may be granted options to purchase up to 1,500,000 shares of Company common stock. Option prices and other terms are determined by the Board of Directors. Transactions for the years ended December 31, 1997, 1996 and 1995 for employee stock options granted under the plan are as follows:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                            ---------    ---------------
Balance, December 31, 1995................................          0
  Granted during the year ended December 31, 1996.........    770,000        $ 0.25
                                                            ---------
Balance, December 31, 1996................................    770,000        $ 0.25
  Granted during the year ended December 31, 1997.........    305,000        $ 0.26
                                                            ---------
Balance, December 31, 1997................................  1,075,000        $ 0.25
                                                            =========
Exercisable at December 31, 1995..........................         --            --
Exercisable at December 31, 1996..........................     12,500        $0.001
Exercisable at December 31, 1997..........................    147,500        $0.002

     The following table summarizes information about the Company's stock options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                       ------------------------------------------------------    ----------------------------------
                           NUMBER                                                    NUMBER
      RANGE OF         OUTSTANDING AT    WEIGHTED-AVERAGE                        EXERCISABLE AT
      EXERCISE          DECEMBER 31,        REMAINING        WEIGHTED-AVERAGE     DECEMBER 31,     WEIGHTED-AVERAGE
       PRICES               1997         CONTRACTUAL LIFE     EXERCISE PRICE          1997          EXERCISE PRICE
      --------         --------------    ----------------    ----------------    --------------    ----------------
$0.001-0.10..........      425,000          2.1 years             $0.004            147,500             $0.002
$0.11-0.50...........      650,000          4.1 years             $ 0.42
                         ---------                                                  -------
          Total......    1,075,000                                                  147,500
                         ---------                                                  -------

     In accordance with Accounting Principles Board Opinion No. 25, the Company has recorded $5 for deferred compensation resulting from common stock options granted at a price less than the fair market value of the common stock at the date of grant. The deferred option compensation is being amortized over the vesting period.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock option plan been determined based on the fair market value at grant for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would not have differed materially from that computed under APB 25.

     Options granted in 1997 and 1996 had weighted average per share fair values of $0.16 and zero, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                1997         1996
                                                              ---------    ---------
Expected dividend yield.....................................         0%           0%
Expected stock price votability.............................        50%          50%
Expected life...............................................  4.0 years    4.0 years
Expected risk-free interest rate............................       5.4%         5.4%

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

     In December 1997, the Company established the Nonemployee Director Stock Option Plan which provides for granting of options to purchase up to 250,000 shares of common stock by nonemployees and directors of the Company.

     On December 30, 1997 the Company granted, to its directors, 60,000 options at an exercise price of $1 per share. The options vest immediately and have a contractual life of two years.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's payables, accrued liabilities and notes payable are current and recorded on normal terms and, accordingly, are believed by management to approximate fair value.

8. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     The Company leases office space, furniture and certain equipment under noncancelable operating leases. Rental expense under operating leases totaled $69 and $32 for the periods ended December 31, 1997 and 1996, respectively. Future minimum obligations under noncancelable operating leases are $176 in 1998, $176 in 1999, $10 in 2000 and zero thereafter.

     Stockholder notes payable (Note 2) represent short-term notes due to certain of the Company's stockholders. Related interest expense for years ended December 31, 1997 and 1996 was $82 and $28, respectively.

     Certain of the Company's stockholders provide legal and other services to the Company and are reimbursed. Certain stockholders are also affiliated with companies and institutions that provide legal services to the Company.

9. PLANNED TRANSACTIONS

     Upon consummation of the Transactions, the Company will enter into a Management Service Agreement with each physician practice under which the Company will become the exclusive manager and administrator of nonmedical services relating to the operation of the physician practice. The actual terms of the various Management Service Agreements vary from the description below on a case-by-case basis, depending on negotiations with the individual physician practice and the requirements of applicable law and governmental regulations.

     The Company has incurred losses and has generated no revenues since its inception through the development period, during which the transaction targets have been identified and the terms of its affiliations negotiated. The Company also has liabilities in excess of its assets which affect its ability to continue as a going concern. The master transaction agreements with the physician practices expire no later than May 15, 1998 and will require further negotiation if the registration period for the IPO extends beyond that date. Management believes it will successfully complete the IPO with adequate funds to finalize the affiliations. Furthermore, management believes it will successfully negotiate and secure a credit facility to combine with the IPO proceeds to meet the Company's financial obligations. However, there can be no assurance that a successful IPO can be achieved prior to the expiration of the master transaction agreements, or such activities will be successful or that proceeds will be adequate for funding the operations of the business over the next 12 months.

                             PHYSICIANS TRUST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

MANAGEMENT SERVICES FEE CALCULATION

     The following table categorizes by the type of Management Services Agreement, the historical patient revenue and the historical operating expenses, excluding physicians' compensation, for the year ended December 31, 1997 for the physician practices which had entered into Letters of Intent prior to December 31, 1997. Total fees payable by the physician practices to the Company under the Management Services Agreements will consist of the sum of (i) operating expense reimbursement, (ii) the percentage based management services fee and (iii) percentage-based ancillary services fees. The table below demonstrates the calculation of the management services fees under each type of Management Services Agreement:

                                                          REVENUE LESS
                                                 GROSS     OPERATING     ANCILLARY
                                                REVENUE     EXPENSES     SERVICES    TOTALS
                                                -------   ------------   ---------   -------
Number of physician practices.................      1            13            2          16
                                                 ====       =======       ======     =======
Historical 1997 patient revenue of physician
  practices...................................   $790       $16,581       $5,336     $22,707
Historical 1997 operating expenses of
  physician practices.........................    302         7,274        3,707      11,283
                                                 ----       -------       ------     -------
Historical 1997 operating income..............   $488       $ 9,307       $1,629     $11,424
                                                 ====       =======       ======     =======
Percentage based management services fees
  derived from Management Services
  Agreements..................................   $153       $ 3,746       $  233     $ 4,132
                                                 ====       =======       ======     =======

     The percentage management fee above is not necessarily representative of the results to be achieved in the future. The table above does not include the operations of the Company nor any additional overhead or any revenue impact that may result from the Company's management efforts.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Physician Surgery Center

     In our opinion, the accompanying balance sheet and the related statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Physician Surgery Center at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
February 20, 1998

                            PHYSICIAN SURGERY CENTER

                                 BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $   33    $    2
  Accounts receivable, net of allowance for doubtful
     accounts of $366 and $249..............................   1,105       871
  Prepaid assets............................................      63        65
  Inventory.................................................     143       146
                                                              ------    ------
          Total current assets..............................   1,344     1,084
                                                              ------    ------
Property and equipment:
  Building..................................................   2,092     2,049
  Land......................................................     203       203
  Medical equipment.........................................   1,204     1,087
  Furniture, fixtures and office equipment..................      77        69
  Less -- accumulated depreciation..........................    (429)     (122)
                                                              ------    ------
          Total property and equipment......................   3,147     3,286
Other assets................................................     133       184
                                                              ------    ------
          Total assets......................................  $4,624    $4,554
                                                              ======    ======

                       LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $  200    $  256
  Current capital lease obligation..........................     303       226
  Current portion of notes payable..........................      61     2,151
                                                              ------    ------
          Total current liabilities.........................     564     2,633
Long-term portion, notes payable............................   1,545        32
Long-term capital lease obligation..........................   1,023     1,284
                                                              ------    ------
          Total liabilities.................................   3,132     3,949
                                                              ------    ------
Members' equity.............................................   1,492       605
                                                              ------    ------
Commitments and contingencies (Note 6)
                                                              ------    ------
          Total liabilities and members' equity.............  $4,624    $4,554
                                                              ======    ======

   The accompanying notes are an integral part of these financial statements.

                            PHYSICIAN SURGERY CENTER

                            STATEMENT OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Net patient revenues........................................  $4,665    $1,638
                                                              ------    ------    ------
Costs and expenses:
  Compensation costs and medical services...................     899       384
  Other direct costs........................................     911       264
  Selling, general and administrative.......................     989       455    $    5
  Depreciation..............................................     307       122
  Amortization..............................................      40        19
                                                              ------    ------    ------
                                                               3,146     1,244         5
                                                              ------    ------    ------
Income (loss) from operations...............................   1,519       394        (5)
Interest expense............................................    (404)     (155)
Interest and other income (expense).........................       2                   3
                                                              ------    ------    ------
Net income (loss)...........................................  $1,117    $  239    $   (2)
                                                              ======    ======    ======

   The accompanying notes are an integral part of these financial statements.

                            PHYSICIAN SURGERY CENTER

                          STATEMENT OF MEMBERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

BALANCE, December 31, 1994..................................  $  245
                                                              ------
  Members' contributions....................................      55
  Net loss..................................................      (2)
                                                              ------

BALANCE, December 31, 1995..................................     298
  Members' contributions....................................      68
  Net income................................................     239
                                                              ------

BALANCE, December 31, 1996..................................     605
  Members' contributions....................................      17
  Members' distributions....................................    (247)
  Net income................................................   1,117
                                                              ------

BALANCE, December 31, 1997..................................  $1,492
                                                              ======

   The accompanying notes are an integral part of these financial statements.

                            PHYSICIAN SURGERY CENTER

                            STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997       1996       1995
                                                              -------    -------    ------
Cash flows from operating activities:--
  Net income (loss).........................................  $ 1,117    $   239    $   (2)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      307        122
     Amortization...........................................       40         19
     Changes in assets and liabilities:
       Accounts receivable, net.............................     (234)      (871)
       Prepaid assets.......................................        2        (65)
       Inventory............................................        3       (146)
       Other assets.........................................       11       (103)      (89)
       Accounts payable and accrued expenses................      (56)       256       (30)
                                                              -------    -------    ------
          Net cash provided (used) by operating
            activities......................................    1,190       (549)     (121)
                                                              -------    -------    ------
Cash flows from investing activities:
  Purchase of property and equipment........................     (126)    (1,283)     (545)
                                                              -------    -------    ------
          Net cash used by investing activities.............     (126)    (1,283)     (545)
                                                              -------    -------    ------
Cash flows from financing activities:
  Proceeds from notes payable...............................               1,815       371
  Payments for notes payable................................     (577)        (3)
  Payments for capital leases...............................     (226)       (70)
  Capital contributions by members..........................       17         68        55
  Distributions to members..................................     (247)
                                                              -------    -------    ------
          Net cash provided (used) by financing
            activities......................................   (1,033)     1,810       426
                                                              -------    -------    ------
Net change in cash and equivalents..........................       31        (22)     (240)
Cash and equivalents:
  Beginning of period.......................................        2         24       264
                                                              -------    -------    ------
  End of period.............................................  $    33    $     2    $   24
                                                              =======    =======    ======
Supplemental disclosure:
  Interest paid.............................................  $   405    $   153        --
                                                              =======    =======    ======
Purchase of capital lease assets............................  $    42    $ 1,580        --
                                                              =======    =======    ======

   The accompanying notes are an integral part of these financial statements.

                            PHYSICIAN SURGERY CENTER

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Physician Surgery Center (the Company), a Louisiana limited liability company, was incorporated on August 14, 1994 for the purpose of providing an outpatient surgery center for the Houma, Louisiana area.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and other short-term securities with original maturities of less than three months.

INVENTORY

     Inventory consists of pharmaceuticals and supplies which are stated at the lower of cost or market. Cost is recorded on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation for equipment, furniture and fixtures is provided using the straight-line method over the estimated useful lives of the respective assets of five to seven years. The building is depreciated using the straight-line method over an estimated useful life of 31 years.

ORGANIZATION COST

     Organization cost includes legal, accounting, management and certain other start-up expenses incurred in the organization of the Company, which is expected to benefit the Company in future periods. These costs, in the amount of $193, were incurred from inception to August 1996 when the facility commenced operations. These costs are capitalized and recorded as other noncurrent assets and amortized over a five-year period.

REVENUE RECOGNITION

     Revenues for services rendered to patients by the Company are recognized when the services are provided based on established charges reduced to the net amounts estimated to be collectible for patients covered under contractual adjustments and by allowances for doubtful accounts.

     The Company has agreements with various Health Maintenance Organizations
(HMOs) to provide medical services to subscribing participants. Under these agreements, the Company receives monthly capitation payments based on the number of each HMO's participants, regardless of services actually performed by the Company.

     For the year ended December 31, 1997, approximately 44% of the Company's net patient revenues were derived from indemnity insurance companies, 28% were derived from federal and state government programs and 21% of the Company's accounts receivable were due from managed care.

INCOME TAXES

     The Company is a pass-through entity and is not liable for federal or state income tax, and therefore no income tax expense or income tax asset/liability has been recorded. Income is allocated to the members based upon their ownership interest, and the income is taxed to the members at their individual income tax rate.

                            PHYSICIAN SURGERY CENTER

USE OF ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. Because of inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

2. ACCOUNTS RECEIVABLE

     The company has entered into agreements with third-party payors who provide for payments to the Company which are different from established rates. Services rendered to Medicare and Medicaid program beneficiaries are paid based on a cost reimbursement methodology. As such, the Company is reimbursed at predetermined rates for surgeries performed.

3. DEBT

     Notes payable consist of:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
Promissory notes payable, line of credit....................  $    1   $  500
Demand promissory notes ranging from $33 to $1,200..........            1,633
Promissory notes payable ranging from $32 to $1,181 bearing
  interest at 10.4% with monthly principle payments.........   1,605       50
                                                              ------   ------
                                                              $1,606   $2,183
                                                              ======   ======

     During 1996, the Company entered into various borrowing agreements with a third-party lender for the purposes of purchasing real estate and building a surgery facility, and purchasing equipment. The demand notes were secured by certain cash accounts, accounts receivable, real estate, life insurance contracts and the personal guarantee of the partners of the Company. The rate approximated 9.25% for the applicable periods in 1997 and 1996. The borrowings accrued interest at the Chase Manhattan Bank prime rate plus one percent. During 1997, these demand notes were converted into promissory notes with varying maturities bearing interest at 10.4%.

     The Company has an available line of credit with a maximum borrowing limit of the lower of $500 or 70% of outstanding accounts receivable that are less than 120 days outstanding. The note bears interest at one percent above the prime rate and is secured by certain cash and accounts receivable accounts of the Company. This rate approximates 9.25% for 1997 and 1996. At December 31, 1997 and 1996, the Company had outstanding balances of $1 and $500, respectively.

     The future debt maturity obligations as of December 31, 1997 are as follows:

1998................................................  $   61
1999................................................      57
2000................................................      49
2001................................................      55
2002................................................   1,384
                                                      ------
                                                      $1,606
                                                      ======

                            PHYSICIAN SURGERY CENTER

4. LEASE COMMITMENTS

     The Company is the lessee of certain equipment which are recognized as capital leases in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The title of the leased equipment will transfer to the Company upon expiration of the lease, and as such, the assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets.

     The following is an analysis of the property under capital leases by major classes:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
Building....................................................  $  512    $  512
Medical equipment...........................................   1,082     1,040
Office furniture and equipment..............................      28        28
                                                              ------    ------
                                                               1,622     1,580
Less: Accumulated amortization..............................    (355)     (114)
                                                              ------    ------
                                                              $1,267    $1,466
                                                              ======    ======

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

Year ending December 31:
  1998......................................................  $  514
  1999......................................................     515
  2000......................................................     496
  2001......................................................     297
                                                              ------
          Total minimum lease payments......................   1,822
Less: Amount representing estimated executory costs (such as taxes, maintenance and insurance), including profit
  thereon, included in total minimum lease payments.........     (94)
                                                              ------
Net minimum lease payments..................................   1,728
Less: Amount representing interest..........................    (402)
                                                              ------
Present value of net minimum lease payments.................  $1,326
                                                              ======

     The Company has entered into certain operating lease obligations. At December 31, 1997, 1996 and 1995, these operating obligations were not significant.

5. RELATED PARTY TRANSACTIONS

     During 1994, the Company entered into a management agreement with a company operated by a member owner to render management, administration, accounting, purchasing and operations support. Under the management agreement, the company is required to pay a monthly management fee equal to 5% of the net revenue of the Company. Net revenue under the agreement includes revenue from all sources, less contractual allowances for Medicare, Medicaid and other payors. Management fees under this contract totaled $244 and $88 for the years ended December 31, 1997 and 1996, respectively. There were no management fee expenses for the year ended December 31, 1995.

                            PHYSICIAN SURGERY CENTER

     During 1996, a relative of a member owner sold medical equipment to the Company under a capital lease obligation with a recorded asset value of $86.

6. COMMITMENTS AND CONTINGENCIES

     The Company maintains insurance with respect to medical malpractice risks on a claims-made basis in amounts management believes to be adequate. Management is not aware of any outstanding claims which would exceed insurance coverage or would have a material impact on the Company's financial position, results of operations or cash flows upon resolution.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's payables, accrued liabilities, capital lease obligations and notes payable are recorded on normal terms and, accordingly, are believed by management to approximate fair value.

8. SUBSEQUENT EVENT

     The Company has entered into a letter of intent to negotiate the sale of 70% of net operating assets. The member owners are also negotiating an agreement whereby the purchaser will manage the outpatient surgery center on a long-term basis.

============================================================

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................       3
Risk Factors................................       7
Use of Proceeds.............................      16
Dividend Policy.............................      16
Dilution....................................      17
Capitalization..............................      18
Selected Financial Data.....................      19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................      20
Business....................................      23
Management..................................      38
Security Ownership of Certain Beneficial
  Owners and Management.....................      46
Certain Transactions........................      47
Description of Capital Stock................      50
Shares Eligible for Future Sale.............      54
Underwriting................................      55
Legal Matters...............................      56
Experts.....................................      56
Additional Information......................      57

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================
============================================================

                         [PHYSICIANS TRUST, INC. LOGO]

                                  Common Stock

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             PENNSYLVANIA MERCHANT
                                     GROUP

                             Dated           , 1998
============================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimates except for the fees payable to the SEC.

SEC Registration Fee........................................    $10,856
                                                                -------
NASD Filing Fee.............................................      4,380
                                                                -------
NASDAQ Listing Fee..........................................       *
Legal Fees and Expenses.....................................       *
Accounting Fees and Expenses................................       *
Blue sky fees and expenses (including counsel fees).........       *
Printing Costs..............................................       *
Transfer Agent and Registrar fees and expenses..............       *
Miscellaneous...............................................       *
                                                                -------
Total.......................................................    $
                                                                =======

---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation, as amended, and Bylaws incorporate substantially the provisions of the Delaware General Corporation Law ("DGCL") providing for indemnification of directors and officers of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     As permitted by Section 102 of the DGCL, the Company's Restated Certificate of Incorporation, as amended, contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

     The Company intends to purchase liability insurance policies covering directors and officers in certain circumstances.

     Under Section      of the Underwriting Agreement filed as Exhibit 1.1 to
this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, the Company, its officers and directors, and persons who control the Company, within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is certain information concerning all sales of securities by the Company that were not registered under the Securities Act.

     In connection with the organization of the Company, on November 1, 1995, the Company issued and sold 1,615,000 shares of Common Stock to 11 accredited investors for $.001 per share.

     From December 19, 1995 through January 10, 1997, the Company issued to 9 accredited investors Non-Negotiable 12% Promissory Notes in the aggregate principal amount of $300,000. In connection with such promissory notes, the Company issued and sold 300,000 shares of Common Stock to such accredited investors for $.001 per share.

     From June 6, 1996 through February 11, 1997, the Company issued and sold 925,000 shares of Common Stock to 9 accredited investors for $.001 per share.

     From June 6, 1996 through September 12, 1997, the Company issued 12% demand notes in the aggregate principal amount of $784,000 to Robert F. Strange, Jr. On May 31, 1997, in exchange for the cancellation of $300,000 of principal on such demand notes, the Company issued 300 units to Robert F. Strange, Jr. Each unit consists of (i) a 12% Promissory Note in the principal amount of $1,000, and
(ii) a warrant to purchase up to $2,000 worth of shares of Common Stock based on the initial public offering price per share of the Common Stock, exercisable at a price of $.05 per share. On October 31, 1997, in exchange for the cancellation of $484,000 of principal and $16,000 of interest on such demand notes, the Company issued 500 units to Robert F. Strange. Each unit consists of (i) a 12% Promissory Note in the principal amount of $1,000, and (ii) a warrant to purchase up to $2,000 worth of shares of Common Stock based on the initial public offering price per share of the Common Stock, exercisable at a price of $.25 per share. The demand notes were exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The issuance of the shares of Common Stock in exchange such demand notes was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

     On October 21, 1996, the Company issued and sold an aggregate of 235,000 shares of Common Stock to Terence D. Jung, President and Chief Operating Officer of the Company, and William D. McClellan, Jr., Vice President of Finance and Secretary of the Company, for $.001 per share in connection with their employment by the Company.

     On December 18, 1996, the Company issued and sold an aggregate of 55,000 shares of Common Stock to certain employees of the Company for $.001 per share.

     On December 31, 1996, pursuant to Rule 506 of Regulation D, the Company issued and sold 310 units to 8 accredited investors for the consideration of $1,000 per unit, with each unit consisting of (i) a twelve percent (12%) promissory note, each in the principal amount of $1,000, and (ii) a warrant to purchase up to $2,000 worth of shares of the Common Stock based on the Company's initial public offering price per share, exercisable at $.01 per share.

     On April 30, 1997, the Company issued and sold an aggregate of 105,000 shares of Common Stock to Terence D. Jung and William D. McClellan, Jr. for $.05 per share.

     On June 19, 1997, the Company issued and sold shares of Common Stock to the following employees of the Company for $.001 per share and $.03 per share, respectively: Paul Grigsby--10,000; Craig Cordola--10,000.

     On October 1, 1997, the Company issued and sold shares of Common Stock to the following parties for $.25 per share for such shares: Lyle Anderson--15,000; Terence D. Jung--50,000.

     On October 31, 1997, pursuant to Rule 506 of Regulation D, the Company issued and sold 410 units to 13 accredited investors for the consideration of $1,000 per unit, with each unit consisting of (i) a twelve percent (12%) promissory note, each in the principal amount of $1,000, and (ii) a warrant to purchase up to $2,000 worth of shares of Common Stock based on the Company's initial public offering price per share, exercisable at $.05 per share.

     On December 30, 1997, the Company issued to the following parties, in exchange for services provided, warrants to subscribe for and purchase from the Company, at a price of $1.00 per share, the number of shares of Common Stock indicated: Despina Caldwell--19,000 shares; Paul Vige--1,000 shares; David Dumay--3,500 shares; George Poole--3,500 shares.

     On December 31, 1997, pursuant to Rule 506 of Regulation D, the Company issued and sold 3,000 units to 52 accredited investors for the consideration of $1,000 per unit, with each unit consisting of (i) a twelve percent (12%) promissory note, each in the principal amount of $1,000, and (ii) a warrant to purchase up to $2,000 worth of shares of the Common Stock, based on the Company's initial public offering price per share, exercisable at $.25 per share.

     Except as otherwise indicated, the Company believes that the transactions described above were exempt from registration under the Securities Act pursuant to Section 4(2) thereof as transactions not involving any public offering because such securities were sold to a limited group of person, each of which was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution. In each case the Company took steps to ensure that the purchaser was acquiring securities for purposes of investment and not with a view to distribution, including execution of an agreement by each purchaser concerning such purchaser's investment intent. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

     See "Certain Transactions" for a discussion of the issuance of shares of Common Stock in connection with the Transactions with the Founding Affiliates.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)  Exhibits

        EXHIBIT
         NUMBER
        -------
          *1.1           -- Form of Underwriting Agreement.
           3.1           -- Amended and Restated Certificate of Incorporation, as
                            amended
           3.2           -- Bylaws.
          *4.1           -- Specimen Common Stock Certificates.
           4.2           -- Form of Common Stock Warrant issued to private investors.
          *5.1           -- Opinion of Chamberlain, Hrdlicka, White, Williams &
                            Martin as to the legality of the securities being
                            registered.
          *5.2           -- Opinion of Baker & Hostetler, L.L.P. as to compliance
                            with health care regulation.
         *10.1           -- Master Transaction Agreement, dated as of February 3,
                            1997, by and among Physicians Trust, Inc., Walter F.
                            Abendschein, M.D., P.A., and Walter F. Abendschein, M.D.
         *10.2           -- Master Transaction Agreement, dated as of May 21, 1997, by and among Physicians Trust, Inc., Justo S. Avila, Jr.,
                            M.D., P.A., and Justo S. Avila, M.D.

        EXHIBIT
         NUMBER
        -------
         *10.3           -- Master Transaction Agreement, dated as of February 28,
                            1997, by and among Physicians Trust, Inc., Cherry Way
                            Orthopaedics, P.C., and Mark R. Foster, Ph.D., M.D.
         *10.4           -- Master Transaction Agreement, dated as of June 6, 1997, by and among Physicians Trust, Inc., San Augustine Family
                            Medicine Clinic, L.L.P., Jerry McShane, M.D. and David W.
                            Spinks, M.D.
         *10.5           -- Master Transaction Agreement, dated as of April 17, 1997, by and among Physicians Trust, Inc., Paul E. Wakim, D.O.
                            (A.P.M.C.) and Paul E. Wakim, D.O.
          10.6           -- Master Transaction Agreement, dated as of July 7, 1997, by and among Physicians Trust, Inc., A. D. Walker, Jr.
                            (A.P.M.C.) and A. D. Walker, Jr., M.D., with Exhibit
                            A -- Asset Purchase Agreement; Exhibit C -- Management
                            Services Agreement; Exhibit F -- Clinic Operating
                            Agreement; Exhibit H -- Subordinated, non-negotiable
                            Promissory Note and, Exhibit I -- Physician Employment
                            Agreement.
         *10.7           -- Master Transaction Agreement, dated as of November 8,
                            1997, by and among Physicians Trust, Inc., Lee S.
                            Pollack, M.D., P.A. and Lee S. Pollack, M.D.
         *10.8           -- Master Transaction Agreement, dated as of October 7,
                            1997, by and among Physicians Trust, Inc., Desert
                            Neurosurgery of Tucson, P.C. and Ronald A. Bernstein,
                            M.D.
         *10.9           -- Master Transaction Agreement, dated as of October 7,
                            1997, by and among Physicians Trust, Inc., Tucson
                            Orthopaedic & Fracture Surgery Associates, Ltd., and
                            Richard A. Silver, M.D.
         *10.10          -- Purchase Agreement for Units of Membership in Surgical,
                            LLC, dated as of February 6, 1998, by and among
                            Physicians Trust, Inc., Surgical, L.L.C. and the members
                            of Surgical, L.L.C.
         *10.11          -- Master Transaction Agreement, dated as of February 6,
                            1998, by and among Physicians Trust, Inc., Louis Berman,
                            M.D., P.A. and Louis Berman, M.D.
         *10.12          -- Master Transaction Agreement, dated as of February 11,
                            1998, by and among Physicians Trust, Inc., Scott Forrer,
                            M.D., sole proprietorship and Scott Forrer, M.D.
         *10.13          -- Master Transaction Agreement dated as of February 16,
                            1998, by and among Physicians Trust, Inc., Roy R. Gettel,
                            M.D., sole proprietorship and Roy R. Gettel, M.D.
         *10.14          -- Master Transaction Agreement dated as of March 3, 1998, by and among Physicians Trust, Inc., Bone & Joint
                            Surgical Clinic and Christopher Cenac, M.D., F.A.C.S.
         *10.15          -- Master Transaction Agreement dated as of February 20,
                            1998, by and among Physicians Trust, Inc., Central
                            Georgia Center for Sleep Disorders, Inc., Charles C.
                            Wells, M.D., Joseph Brogdan, M.D., Thomas D. Hope, M.D.,
                            G. M. Shoffner, M.D., John Speigel, M.D. and Stella Irro
                            Tsai, M.D.
         *10.16          -- Master Transaction Agreement dated as of February 20,
                            1998, by and among Physicians Trust, Inc., Neurology
                            Associates, Joseph Brogdan, M.D., Thomas D. Hope, M.D.,
                            Christina Mayville, M.D., G. M. Shoffner, M.D., John
                            Speigel, M.D., Stella Irro Tsai, M.D. and Charles C.
                            Wells, M.D.
          10.17          -- Physicians Trust, Inc. 1996 Stock Option Plan.
          10.18          -- Physicians Trust, Inc. Non-Employee Directors Stock
                            Option Plan.
          10.19          -- Employment Agreement, as of October 1, 1996, by and
                            between Physicians Trust, Inc. and Robert F. Strange, Jr.
          10.20          -- Employment Agreement, as of October 16, 1996, by and
                            between Physicians Trust, Inc. and William D. McClellan,
                            Jr.

        EXHIBIT
         NUMBER
        -------
          10.21          -- Employment Agreement, as of November 1, 1996, by and
                            between Physicians Trust, Inc. and Terence D. Jung.
         *10.22          -- Employment Agreement, as of November 3, 1997, by and
                            between Physicians Trust, Inc. and Michael J. Faulkner.
         *10.23          -- Employment Agreement, as of November 10, 1997, by and
                            between Physicians Trust, Inc. and James T. Breland.
         *10.24          -- Employment Agreement, as of March 16, 1998, by and
                            between Physicians Trust, Inc. and Dwight P. Ryan.
         *21.1           -- List of Subsidiaries of Physicians Trust, Inc.
          23.1           -- Consent of Price Waterhouse LLP
         *23.2           -- Consent of Chamberlain, Hrdlicka, White, Williams &
                            Martin (included in Exhibit 5.1).
         *23.3           -- Consent of Baker & Hostetler, LLP (included in Exhibit
                            5.2).
          23.4           -- Consent of Richard A. Silver, M.D.
          23.5           -- Consent of Charles C. Wells, Jr., M.D.
         *24.1           -- Powers of Attorney (included herein on Signature Pages)
          27.1           -- Financial Data Schedule

---------------

(*)  To be filed by Amendment.

(b)  Financial Statement Schedules

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas
on March    , 1998.

                                          PHYSICIANS TRUST, INC.

                                          By:       ROBERT F. STRANGE, JR.
                                            ------------------------------------
                                                   Robert F. Strange, Jr.
                                             Chairman of the Board of Directors
                                                           and
                                                  Chief Executive Officer

     Each individual whose signature appears below constitutes and appoints Robert F. Strange, Jr. and William D. McClellan, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
           ROBERT F. STRANGE, JR.              Chairman of the Board,               March     , 1998
---------------------------------------------  Chief Executive Officer
           Robert F. Strange, Jr.              (Principal Executive Officer)

               TERENCE D. JUNG                 President, Chief Operating Officer,  March      , 1998
---------------------------------------------  Director
               Terence D. Jung

          WILLIAM D. MCCLELLAN, JR.            Vice President of Finance            March     , 1998
---------------------------------------------  (Principal Financial and
          William D. McClellan, Jr.            Accounting Officer)

             GEORGE S. CONOMIKES               Director                             March     , 1998
---------------------------------------------
             George S. Conomikes

              RAYMOND P. LANDRY                Director                             March     , 1998
---------------------------------------------
              Raymond P. Landry

              PHILIP A. TUTTLE                 Director                             March     , 1998
---------------------------------------------
              Philip A. Tuttle

               JAMES D. WEAVER                 Director                             March     , 1998
---------------------------------------------
               James D. Weaver

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER
        -------
          *1.1           -- Form of Underwriting Agreement.
           3.1           -- Amended and Restated Certificate of Incorporation, as
                            amended
           3.2           -- Bylaws.
          *4.1           -- Specimen Common Stock Certificates.
           4.2           -- Form of Common Stock Warrant issued to private investors.
          *5.1           -- Opinion of Chamberlain, Hrdlicka, White, Williams &
                            Martin as to the legality of the securities being
                            registered.
          *5.2           -- Opinion of Baker & Hostetler, L.L.P. as to compliance
                            with health care regulation.
         *10.1           -- Master Transaction Agreement, dated as of February 3,
                            1997, by and among Physicians Trust, Inc., Walter F.
                            Abendschein, M.D., P.A., and Walter F. Abendschein, M.D.
         *10.2           -- Master Transaction Agreement, dated as of May 21, 1997, by and among Physicians Trust, Inc., Justo S. Avila, Jr.,
                            M.D., P.A., and Justo S. Avila, M.D.
         *10.3           -- Master Transaction Agreement, dated as of February 28,
                            1997, by and among Physicians Trust, Inc., Cherry Way
                            Orthopaedics, P.C., and Mark R. Foster, Ph.D., M.D.
         *10.4           -- Master Transaction Agreement, dated as of June 6, 1997, by and among Physicians Trust, Inc., San Augustine Family
                            Medicine Clinic, L.L.P., Jerry McShane, M.D. and David W.
                            Spinks, M.D.
         *10.5           -- Master Transaction Agreement, dated as of April 17, 1997, by and among Physicians Trust, Inc., Paul E. Wakim, D.O.
                            (A.P.M.C.) and Paul E. Wakim, D.O.
          10.6           -- Master Transaction Agreement, dated as of July 7, 1997, by and among Physicians Trust, Inc., A. D. Walker, Jr.
                            (A.P.M.C.) and A. D. Walker, Jr., M.D., with Exhibit
                            A -- Asset Purchase Agreement; Exhibit C -- Management
                            Services Agreement; Exhibit F -- New Clinic Operating
                            Agreement; Exhibit H -- Subordinated, non-negotiable
                            Promissory Note and, Exhibit I -- Physician Employment
                            Agreement.
         *10.7           -- Master Transaction Agreement, dated as of November 8,
                            1997, by and among Physicians Trust, Inc., Lee S.
                            Pollack, M.D., P.A. and Lee S. Pollack, M.D.
         *10.8           -- Master Transaction Agreement, dated as of October 7,
                            1997, by and among Physicians Trust, Inc., Desert
                            Neurosurgery of Tucson, P.C. and Ronald A. Bernstein,
                            M.D.
         *10.9           -- Master Transaction Agreement, dated as of October 7,
                            1997, by and among Physicians Trust, Inc., Tucson
                            Orthopaedic & Fracture Surgery Associates, Ltd., and
                            Richard A. Silver, M.D.
         *10.10          -- Purchase Agreement for Units of Membership in Surgical,
                            LLC, dated as of February 6, 1998, by and among
                            Physicians Trust, Inc., Surgical, L.L.C. and the members
                            of Surgical, L.L.C.
         *10.11          -- Master Transaction Agreement, dated as of February 6,
                            1998, by and among Physicians Trust, Inc., Louis Berman,
                            M.D., P.A. and Louis Berman, M.D.
         *10.12          -- Master Transaction Agreement, dated as of February 11,
                            1998, by and among Physicians Trust, Inc., Scott Forrer,
                            M.D., sole proprietorship and Scott Forrer, M.D.
         *10.13          -- Master Transaction Agreement dated as of February 16,
                            1998, by and among Physicians Trust, Inc., Roy R. Gettel,
                            M.D., sole proprietorship and Roy R. Gettel, M.D.

        EXHIBIT
         NUMBER
        -------
         *10.14          -- Master Transaction Agreement dated as of March 3, 1998, by and among Physicians Trust, Inc., Bone & Joint
                            Surgical Clinic and Christopher Cenac, M.D., F.A.C.S.
         *10.15          -- Master Transaction Agreement dated as of February 20,
                            1998, by and among Physicians Trust, Inc., Central
                            Georgia Center for Sleep Disorders, Inc., Charles C.
                            Wells, M.D., Joseph Brogdan, M.D., Thomas D. Hope, M.D.,
                            G. M. Shoffner, M.D., John Speigel, M.D. and Stella Irro
                            Tsai, M.D.
         *10.16          -- Master Transaction Agreement dated as of February 20,
                            1998, by and among Physicians Trust, Inc., Neurology
                            Associates, Joseph Brogdan, M.D., Thomas D. Hope, M.D.,
                            Christina Mayville, M.D., G. M. Shoffner, M.D., John
                            Speigel, M.D., Stella Irro Tsai, M.D. and Charles C.
                            Wells, M.D.
          10.17          -- Physicians Trust, Inc. 1996 Stock Option Plan.
          10.18          -- Physicians Trust, Inc. Non-Employee Directors Stock
                            Option Plan.
          10.19          -- Employment Agreement, as of October 1, 1996, by and
                            between Physicians Trust, Inc. and Robert F. Strange, Jr.
          10.20          -- Employment Agreement, as of October 16, 1996, by and
                            between Physicians Trust, Inc. and William D. McClellan,
                            Jr.
          10.21          -- Employment Agreement, as of November 1, 1996, by and
                            between Physicians Trust, Inc. and Terence D. Jung.
         *10.22          -- Employment Agreement, as of November 3, 1997, by and
                            between Physicians Trust, Inc. and Michael J. Faulkner.
         *10.23          -- Employment Agreement, as of November 10, 1997, by and
                            between Physicians Trust, Inc. and James T. Breland.
         *10.24          -- Employment Agreement, as of March 16, 1998, by and
                            between Physicians Trust, Inc. and Dwight P. Ryan.
         *21.1           -- List of Subsidiaries of Physicians Trust, Inc.
          23.1           -- Consent of Price Waterhouse LLP
         *23.2           -- Consent of Chamberlain, Hrdlicka, White, Williams &
                            Martin (included in Exhibit 5.1).
         *23.3           -- Consent of Baker & Hostetler, LLP (included in Exhibit
                            5.2).
          23.4           -- Consent of Richard A. Silver, M.D.
          23.5           -- Consent of Charles C. Wells, Jr., M.D.
         *24.1           -- Powers of Attorney (included herein on Signature Pages).
          27.1           -- Financial Data Schedule.

---------------

(*)  To be filed by Amendment.